Exhibit 10.3

SHARE PURCHASE AGREEMENT

by and among

VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA CORP.,

VES SOLID WASTE HOLDING, LLC,

and

STAR ATLANTIC WASTE HOLDINGS II, L.P.

Dated as of July 18, 2012

i

(continued)

(continued)

Annex I Special Tax Provisions

LIST OF SCHEDULES

Schedule 1.1.JV	–	Joint Venture Companies
Schedule 1.1.LTTC	–	Short-Term LTCC Spending
Schedule 2.2(b)	–	Illustration of Calculation of Net Company Debt
Schedule 2.2(c)	–	Illustration of Calculation of Net Working Capital
Schedule 2.2(d)	–	Intercompany Debt Statement
Schedule 3.2	–	Noncontravention – Company Group
Schedule 3.3	–	Title To Shares
Schedule 3.4(a)	–	Subsidiaries – Company
Schedule 3.4(b)	–	Capitalization
Schedule 3.4(c)	–	Equity Capitalization of the Company
Schedule 3.5	–	Government Authorizations
Schedule 3.6	–	Financial Statements
Schedule 3.7	–	Absence of Material Adverse Effect
Schedule 3.8	–	Tax Matters
Schedule 3.9	–	Real Property
Schedule 3.10	–	Intellectual Property
Schedule 3.11	–	Environmental Matters
Schedule 3.12	–	Contracts
Schedule 3.13(a)	–	Insurance
Schedule 3.13(b)	–	Workers Compensation
Schedule 3.13(c)	–	Losses and Claims
Schedule 3.14	–	Litigation
Schedule 3.15(a)	–	Employee Matters
Schedule 3.15(e)	–	Multiemployer Plans
Schedule 3.15(g)	–	ERISA
Schedule 3.15(i)	–	Severance and Bonus Payments
Schedule 3.15(j)	–	Collective Bargaining
Section 3.15(m)	–	Code Section 4999 Tax Gross-Up Agreements
Section 3.15(o)	–	Business Employees Without Non-Competition Agreements
Schedule 3.16	–	Legal Compliance
Schedule 3.18	–	Brokers’ Fees – Company Group
Schedule 3.19	–	Bank Accounts
Schedule 3.20	–	Electric Energy Facilities
Schedule 4.3	–	Noncontravention – Parent and Seller
Schedule 4.5	–	Brokers’ Fees – Parent and Seller
Schedule 6.1(a)	–	Conduct of the Company
Schedule 6.13	–	Names Following Closing
Schedule 6.14(b)	–	Shared Contracts
Schedule 6.16	–	Non-Company Group Employees
Schedule 6.17(a)	–	Company Financial Assurance Instruments and Seller Credit Support Obligations
Schedule 6.20	–	Equipment Leases
Schedule 6.21	–	Pre-Closing Transactions
Schedule 6.23	–	Transfer of IT Assets

LIST OF EXHIBITS

Exhibit A	–	Transition Services Agreement
Exhibit B	–	Letter of Credit
Exhibit C	–	Seller Parent Guaranty

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of July 18, 2012, is entered into by and among Veolia Environmental Services North America Corp., a Delaware corporation (“Parent”), VES Solid Waste Holding, LLC, a Delaware limited liability company (“Seller”), and Star Atlantic Waste Holdings II, L.P., a Delaware limited partnership (“Buyer”). Parent, Seller and Buyer are referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) in Veolia ES Solid Waste, Inc., a Wisconsin corporation (the “Company”);

WHEREAS, Buyer has conducted such legal, financial, operational, accounting and tax due diligence investigation with respect to the Company Group (as hereinafter defined) as Buyer, in its discretion, has deemed appropriate; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” has the meaning set forth in Section 2.7(a).

“Action” means any action, charge, complaint, citation, grievance, arbitration, investigation, suit or other proceeding, at law or in equity, in each case by or before any arbitration tribunal, court or Governmental Authority.

“Additional Fee” has the meaning set forth in Section 6.17(d).

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” has the meaning set forth in Section 3.8(a).

“Affiliated Group Tax Return” means any tax return of the Affiliated Group or any consolidated, combined or unitary group tax return for which any member of the Affiliated Group, other than a member of the Company Group, is the parent.

“Agreement” means this Share Purchase Agreement, including all Exhibits, Annexes and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Applicable Consent” has the meaning set forth in Section 6.14(a).

“Audited Balance Sheet” has the meaning set forth in Section 3.6.

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Bahamas Cash” has the meaning set forth in Section 2.2(b).

“Bahamas Joint Venture Company” means Urban Sanitation Limited, a Bahamas company limited by shares.

“Balance Sheet Date” means March 31, 2012.

“Benefit Plan Taxes” means Liabilities for Taxes under the Laws described in Section 3.15.

“Business” means the solid waste management business conducted by the Company Group in the United States, and consisting of offering to customers services for solid waste collection, transportation, sorting, recycling, treatment and landfilling.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in New York or France are authorized or required to be closed.

“Business Employees” has the meaning set forth in Section 6.16(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Breach Notice” has the meaning set forth in Section 10.1(e).

“Buyer Cure Plan” has the meaning set forth in Section 10.1(e).

“Buyer Group” means Buyer and its respective Subsidiaries and Affiliates.

“Buyer Schedule Supplement” has the meaning set forth in Section 6.11(b).

“Buyer Terminating Breach” has the meaning set forth in Section 10.1(e).

“Buyer’s Flexible Account Plan” has the meaning set forth in Section 6.16(c).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.16(e).

“Buyer’s Subsidiaries” means Advanced Disposal Services, Inc., a Delaware corporation, and Highstar Waste Holdings Corp., a Delaware corporation.

“Buyer’s Plans” has the meaning set forth in Section 6.16(b).

“Buyout Cost” means the amount required upon exercise of the Early Buyout Options on the terms originally provided in the Equipment Leases, plus such additional amounts, including breakage or termination fees (if applicable), as are expressly set forth in the Equipment Lease Amendments.

“Case Counsel” has the meaning set forth in Section 9.8(a).

“Clearance Date” has the meaning set forth in Section 6.4(c).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Financial Certificate” has the meaning set forth in Section 2.3.

“Closing Net Company Debt” has the meaning set forth in Section 2.2(a).

“Closing Net Working Capital” has the meaning set forth in Section 2.7(a).

“Closing Payment” has the meaning set forth in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement with any labor organization representing Business Employees subject to Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.15(a).

“Company Debt” means (i) indebtedness for borrowed money, (ii) Intercompany Debt Accounts Payable, (iii) the current and long-term portions of the amounts payable under the Taylor County Land Lease, and (iv) accrued interest in respect of the foregoing, in each case as calculated on a basis consistent with the Audited Balance Sheet, but excluding (x) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (y) Financial Assurance Instruments or Seller Credit Support Obligations of the type described in Section 6.17, including any of the foregoing entered into after the date of this Agreement.

“Company Financial Assurance Instruments” has the meaning set forth in Section 6.17(a).

“Company Group” means the Company and the Company’s Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 3.10(b).

“Confidential Information Memorandum” means the Spring 2012 confidential information memorandum prepared by Barclays Capital and Credit Suisse Group AG, Paris Branch and its affiliates with respect to the Company Group.

“Confidentiality Agreement” means that certain confidentiality agreement, dated April 18, 2012, by and between Parent and Buyer’s Affiliate.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications from, by or to any Person.

“Contest” has the meaning set forth in Annex I.

“Contract” means any written indenture, mortgage, deed of trust, security agreement, lease, license agreement, contract, instrument, understanding, purchase or sales order, promise, undertaking or other commitment or other legally binding arrangement.

“Daily Rate” has the meaning set forth in Section 6.17(d).

“Damages” means all losses, claims, damages, payments, penalties, fines, interest, Taxes, liabilities, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions).

“Data Room” means the Project Brewers electronic data rooms maintained by Merrill Corporation and the Title Company, and all information, data, materials, and documents contained or referenced therein, all such information, data, materials and documents having been numerically copied on DVD in two original sets, one of which has been delivered as of the date hereof to Buyer and Seller.

“Debt Financing Commitments” has the meaning set forth in Section 5.3(a).

“Deductible Amount” has the meaning set forth in Section 9.3(c).

“Delayed Assets” has the meaning set forth in Section 2.6.

“Delayed Closing” has the meaning set forth in Section 2.6.

“Delayed Closing Date” has the meaning set forth in Section 2.6.

“Designated Buyer” has the meaning set forth in Section 2.9.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.

“Early Buyout Options” has the meaning set forth in Section 6.20.

“Employee Stay Bonuses” means amounts actually paid to eligible employees of members of the Company Group in consideration of such employees remaining employed by the Company Group for a specified number of days following the Closing (including the employer portion of all social security, Medicare, unemployment, and other similar Taxes that the Company Group incurs with respect to the Employee Stay Bonuses) less any Income Tax benefit available to the Company Group or any member thereof arising in connection with the accrual, incurrence, or payment of such amounts. For purposes of determining the timing and amount of an Income Tax benefit, the Company Group or relevant member thereof shall be deemed to realize a 30 percent net Income Tax benefit at the time the amounts are paid. “Employee Stay Bonuses” shall not include any amounts payable in respect of performance bonuses or severance compensation or benefits to be provided upon termination of employment.

“Enterprise Value” has the meaning set forth in Section 2.2(a).

“Environment” means soil, land surface, sea water, surface waters, ground water, drinking water supply, stream sediments, ambient air and any other environmental medium or natural resource.

“Environmental Action” means any Action arising under or pursuant to Environmental Laws.

“Environmental Laws” means any Law existing on the date hereof concerning (i) pollution or protection of the Environment or (ii) exposure of persons to toxic or Hazardous Materials; provided, however, that the term “Environmental Law” shall not include any Law relating to worker safety matters to the extent not related to exposure to Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.11(a)(i).

“Equipment Lease Amendments” means those certain amendments to the Equipment Leases establishing the Early Buyout Options, to be executed by each of Banc of America Leasing & Capital, LLC, MassMutual Asset Finance LLC, Wells Fargo Equipment Finance, Inc., and Chase Equipment Finance, Inc.

“Equipment Leases” has the meaning set forth in Section 6.20.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Company Debt” has the meaning set forth in Section 2.2(d).

“Evergreen” means Evergreen National Indemnity Company and its agent, United Nations Insurance Agency, Inc.

“Evergreen Buyer Indemnity Agreement” means a Bonding, Indemnity and Security Agreement, dated as of the Closing Date, by and between Buyer (and/or one or more of its Subsidiaries or Affiliates) and Evergreen.

“Evergreen Closing Agreements” means the Evergreen Buyer Indemnity Agreement, the Evergreen Release and the Evergreen Seller Group Indemnity Agreement.

“Evergreen Release” means a release from (i) the Existing Evergreen Indemnity Agreement and (ii) the Existing Evergreen Security Agreement, each in favor of Parent, dated as of the Closing Date, executed by Evergreen.

“Evergreen Seller Group Indemnity Agreement” means a Bonding, Indemnity and Security Agreement, dated as of the Closing Date, by and between Evergreen and such members of the Seller Group as Evergreen and Parent determine to be necessary and appropriate, replacing the Existing Evergreen Indemnity Agreement and the Existing Evergreen Security Agreement in respect of bonds outstanding thereunder that do not relate to the Business.

“Existing Evergreen Indemnity Agreement” means the Bonding, Indemnity and Security Agreement, dated December 31, 2001, by and between Evergreen and Onyx North America Corp., as amended.

“Existing Evergreen Security Agreement” means Collateral and Security Agreement, dated December 31, 2001, by and between Evergreen and Onyx North America Corp., as amended.

“Financial Assurance Instruments” means all bonds, guarantees, letters of credit, indemnities, financial support, assurances, comfort letters and other arrangements similar to the foregoing.

“Financing” has the meaning set forth in Section 5.3(a).

“Financing Materials” has the meaning set forth in Section 6.22.

“Financing Source Parties” has the meaning set forth in Section 5.3(a).

“Fundamental Representations” has the meaning set forth in Section 9.3(a).

“Funding Obligations” has the meaning set forth in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date of the applicable financial statements in respect of which GAAP is being referenced, applied on a consistent basis.

“Governmental Authority” means any United States or foreign federal, state or local government, court, department, administrative agency, legislative body, official, or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means (i) asbestos, polychlorinated biphenyls or petroleum, (ii) any substance the use, management, storage, or disposal of which is regulated under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” by any Environmental Law, or (iii) any substance, material or waste that is regulated by any Environmental Law because it is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards applied on a basis consistent with the Company’s unaudited financial statements.

“Included Current Assets” has the meaning set forth in Section 2.2(c).

“Included Current Liabilities” has the meaning set forth in Section 2.2(c).

“Income Tax” means any Tax on net or gross income, profits or receipts (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest imposed by any Governmental Authority.

“Indemnified Claim” has the meaning set forth in Section 9.4(f).

“Indemnified Officers” has the meaning set forth in Section 6.9(a).

“Indemnified Party” has the meaning set forth in Section 9.2.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Indemnity Reduction Amounts” has the meaning set forth in Section 9.3(g).

“Independent Auditor” has the meaning set forth in Section 2.7(b).

“Initial Transition Period” has the meaning set forth in Section 6.15.

“Initial Transition Services” has the meaning set forth in Section 6.15.

“Injunction” has the meaning set forth in Section 6.3.

“Intellectual Property” means all (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Marks”), (c) works of authorship (whether or not copyrightable), copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets, including methods, techniques, processes and know-how, and (e) computer software (including source code, data, databases and related documentation).

“Intercompany Debt Accounts Payable” means financial interest bearing debts of the Company Group due to any member of the Seller Group, excluding Intercompany Trade Accounts.

“Intercompany Debt Accounts Receivable” means financial interest bearing debts of any member of the Seller Group due to any member of the Company Group, excluding Intercompany Trade Accounts.

“Intercompany Debt Statement” has the meaning set forth in Section 2.2(d).

“Intercompany Trade Accounts” means any payables, not bearing interest, of the Company Group due to or from any member of the Seller Group, that are billed and paid directly by such Persons for services rendered in the ordinary and normal course of business, including landfill, hauling, disposal, and contract capping services.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“International Competition Laws” has the meaning set forth in Section 6.4(c).

“IT Assets” means (i) application software and (ii) information technology fixed assets including computer workstations, laptops, servers, network equipment, telephony equipment, storage equipment and other similar equipment.

“Joint Venture Companies” means those joint ventures of the Company Group in which the Company owns, directly or indirectly, less than 100% and at least 50% of the voting rights and/or equity shares, as listed in Schedule 1.1.JV.

“Knowledge” means (a) with respect to Parent, Seller and the Company, the actual knowledge of James Long, Raphael Bruckert, Bill Westrate, Richard Burke, Michael Slattery, Todd Watermolen, Hank Karius, Jay Rooney and Mike Dougherty and (b) with respect to Buyer, the actual knowledge of Charles Appleby, Steven R. Carn, Christopher Beall, Wally Hall, Steven del Corso, Christian Mills, Gerald Allen, Robert Wholey, Matthew Rinklin, and James Burchetta.

“KPMG Report” means the Pre-Sale Due Diligence Report prepared by KPMG and included in the Data Room.

“Laws” means all applicable federal, state, local and foreign laws, statutes, constitutions, rules, regulations, ordinances and similar provisions having the force of law and all judgments, rulings, orders, decrees, injunctions, guidance and guidelines of Governmental Authorities, in each case in effect as of the date hereof.

“Letter of Credit” has the meaning set forth in Section 6.17(c).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licenses” means licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications of any Governmental Authority.

“Lien” means any mortgage, pledge, lien, encumbrance, restriction, option, charge or other security interest.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means (a) with respect to the Company Group, a material adverse effect on the results of operation or financial condition of the Company Group, taken as a whole, or on the ability of the Seller or Parent to consummate the sale of the Shares as contemplated by, this Agreement; provided, however, that without limiting the generality of what shall not constitute a “Material Adverse Effect”, an event, occurrence, change or effect which results, directly or indirectly, from any of the following shall not constitute a “Material Adverse Effect”: (i) general business, economic, climate, industry or market (including capital, securities or financial markets) events, occurrences, developments, changes, circumstances or conditions, (ii) the effect of any change that generally affects the industries or markets in which the Company Group operates (including changes in the fuel, power, natural gas, or waste-to-energy industries), the products or services for or in such industries or markets, or the market prices of commodities, including oil, fuel, fibers, aluminum and glass, and energy-related products such as methane gas and electricity, (iii) changes in applicable Laws or regulatory policies, including the adoption of climate change regulation, regulations restricting emissions of greenhouse gases, and “flow-control” or other regulations restricting the transport or disposal of waste excluding any such change to the extent it disproportionately affects the Company Group, taken as a whole relative to other participants in the industry in which the Company Group operates, (iv) changes in accounting standards, principles or interpretations, (v) changes in political conditions, weather, natural disasters or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, including any of the foregoing threatened or underway as of the date of this Agreement, (vi) any change in or effect on the assets or properties of the Company Group which is cured (including by the payment of money) by Parent or Seller prior to the Closing Date, (vii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by the other party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, venture partners or other third parties, (viii) any failure to meet any projections, guidance, estimates, forecasts, budgets, or milestones or financial or operating predictions, (ix) labor conditions generally in the industry in which the Company Group operates and expressly excluding any such change to the extent it disproportionately affects the Company Group, taken as a whole relative to other participants in the industry in which the Company Group operates, (x) any action permitted or required to be taken by Parent, Seller or the Company Group under this Agreement or taken at the request or with the consent of Buyer or (xi) any action taken by Buyer or any of its Affiliates or representatives and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transaction contemplated by, this Agreement.

“Material Contract” has the meaning set forth in Section 3.12(a).

“Material Leased Real Property” has the meaning set forth in Section 3.9(a).

“Material Owned Real Property” means real property owned by the Company Group that is material to the operation of the Business, taken as a whole.

“Material Real Property” has the meaning set forth in Section 3.9(a).

“Material Real Property Lease” means any lease of real property (a) providing for the payment by the Company Group (or any member thereof) of aggregate annual rental payments of $250,000 or more or (b) governing a facility that is material to the operation of the Business, taken as a whole.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Company Debt” has the meaning set forth in Section 2.2(b).

“Net Intercompany Debt” means an amount, if positive, equal to (a) Intercompany Debt Accounts Payable, minus (b) Intercompany Debt Accounts Receivable.

“Net Working Capital” has the meaning set forth in Section 2.2(c).

“NJDEP” has the meaning set forth in Section 6.18.

“NJDEP Approvals” has the meaning set forth in Section 6.18.

“NJDEP Subsidiaries” means the members of the Company Group subject to the NJDEP Approvals.

“Non-Company Group Employees” means all employees of the Seller Group who are (a) engaged in the Business, (b) not employees of any member of the Company Group, and (c) listed in Schedule 6.16.

“Objections Statement” has the meaning set forth in Section 2.7(b).

“Other Parties” has the meaning set forth in Section 3.12(b).

“Other Policies” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Arrangement” has the meaning set forth in Section 6.14(b)(ii).

“Per Occurrence Amount” means (a) $1,000,000 until such time as the aggregate amount of Damages subject to indemnification under Sections 9.1(a) and 9.1(b) exceeds the Deductible Amount, and (b) thereafter, $250,000.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business for amounts not delinquent, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings as disclosed on Schedule 3.8, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) Liens identified in the Audited Financial Statements, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not materially violated by the current use or occupancy of such real property or the operation of the Company Group thereon, (g) any Liens that are released or otherwise terminated at or prior to Closing, (h) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals listed, described or referenced in the Disclosure Schedule, (i) in the case of real property, (x) easements, covenants, conditions and other restrictions or similar matters of record affecting title to such property which do not materially impair the current use, occupancy or value of the property subject thereto or (y) shown in the Title Commitments, and (j) Liens that do not materially interfere with the use of any asset that is materially used in connection with the Business. For avoidance of doubt, mortgages, deeds of trust, deeds to secure debt and similar instruments securing indebtedness and Liens securing monetary obligations shall not constitute Permitted Liens, except to the extent such indebtedness is identified in the Audited Financial Statements or released or otherwise terminated at or prior to Closing.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“Post-Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“Post-Closing Financial Certificate” has the meaning set forth in Section 2.7(a).

“Pre-Closing Transactions” has the meaning set forth in Section 6.21.

“Pre-Closing Taxable Period” has the meaning set forth in Annex I.

“Pre-Closing Taxes” has the meaning set forth in Annex I.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Recognition Marks” means all logos, trademarks, signs and other recognition marks used by any member of the Company Group that are also used by members, or in parts, of the Seller Group.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment.

“Remaining Obligations” has the meaning set forth in Section 6.17(c).

“Remedial Action” means all actions, whether voluntary or involuntary, reasonably necessary to comply with or discharge any obligation under Environmental Laws to (i) clean up, remove, treat, cover or in any other way remediate any Release of Hazardous Materials; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger the Environment; or (iii) perform studies, investigations, and monitoring related to any Release of Hazardous Materials (including any post-remediation studies or monitoring).

“Remedies Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Required Third-Party Consents” means (1)(a)(x) with respect to Buyer, the Evergreen Buyer Indemnity Agreement, and (y) with respect to Seller, the Evergreen Release or (b) Consent of Evergreen under the Existing Evergreen Indemnity Agreement and the Existing Evergreen Security Agreement with respect to maintaining all Financial Assurance subject thereto in full force and effect after Closing in accordance with their terms and (2) the Equipment Lease Amendments.

“Retained Claims” means the actions Danny Lynn Electrical & Plumbing, L.L.C., et al. v. Veolia ES Solid Waste Southeast, Inc., et al. (M.D. Ala., CV No. 2009-192), D&J Plastics, Inc. and Tower Road Fitness, Inc. v. Veolia ES Solid Waste Southeast, Inc., et al. (Super. Ct. of Muscogee County, Ga., No. 4-09-CV-156), Markaty, Inc. v. Veolia ES Solid Waste Midwest, LLC (N.D. Ill., Case No. 1:11-cv-05863), Janoka, Inc. v. Veolia ES Solid Waste Southeast, Inc. (M.D. Ala., Case No. 2:11-cv-00790-MHT-WC), JRM Properties, LLC v. Richard Burke, et al. (Cir. Ct. of Barbour County, Ala., Case No. CV-2012-900017), Bernard Cox v. Richard Burke, et al. (Cir. Ct. of Barbour County, Ala., Case No. CV-2012-900015), A-1 Lube & Car Wash v. Richard Burke, et al. (Dist. Ct. of Barbour County, Ala., Case No. DV-2012-005), and Pat O’Neal d/b/a Joey’s Thrift Mall v. Veolia ES Solid Waste Southeast, Inc., et al., (Super. Ct. of Muscogee County, Ga., 12-CV-647-05), such other actions as are described in the Settlement, and any and all subsequent appeals therefrom. All references to the “Retained Claims” are deemed to encompass (i) all claims (whether filed or unfiled) raised in the above-described actions brought by any putative class members in the above styled actions and made part of the pleadings in the above-described actions, and (ii) all claims involving any member of the Company Group arising out of the alleged unlawful assessment prior to the Closing of fuel surcharges, environmental fees, maintenance fees, administrative fees, document fees, late fees of any kind, CPIU fees or charges (including, but not limited to, any amount charged as an increased rate or fee because of any annual increase in charges), fees assessed because of state or federal environmental agencies (for instance, any “ADEM” fee) and other service fees, breach of contract, or any other claims of the type and nature brought in the actions described in the Settlement, asserted by persons in any federal or state court.

“Reversion Amounts” has the meaning set forth in Section 9.8(f).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class or any restricted stock or phantom equity, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Schedule Supplement” has the meaning set forth in Section 6.11.

“Section 6.13(b)(v) Period” has the meaning set forth in Section 6.13(b)(v).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Breach Notice” has the meaning set forth in Section 10.1(d).

“Seller Credit Support Obligations” has the meaning set forth in Section 6.17(a).

“Seller Cure Plan” has the meaning set forth in Section 10.1(d).

“Seller Group” means Parent, Seller and their respective Subsidiaries and Affiliates, other than any member of the Company Group.

“Seller Parent Guarantor” means Veolia Environnement.

“Seller Parent Guaranty” means the Guaranty Agreement, dated the Closing Date, from Seller Parent Guarantor in favor of Buyer in the form of Exhibit C.

“Seller Policies” has the meaning set forth in Section 3.13(a).

“Seller Terminating Breach” has the meaning set forth in Section 10.1(d).

“Seller’s Flexible Account Plan” has the meaning set forth in Section 6.16(c).

“Seller’s 401(k) Plan” has the meaning set forth in Section 6.16(e).

“Separation Consent” has the meaning set forth in Section 6.14(b)(i).

“Settlement” means the class-wide resolution of the Retained Claims, subject to preliminary and final approval, as tentatively agreed on May 22, 2012 by mutual acceptance of Judge Sheila Finnegan’s mediator’s proposal.

“Settlement Amounts” means any relief afforded by the Settlement, as tentatively agreed and as preliminarily and finally approved, including the establishment of a $15,000,000 claims fund from which (i) a maximum of $5,000,000 shall be set aside for class counsel attorneys’ fees and expenses; (ii) an amount not to exceed $2,500,000 shall be set aside as a guaranteed class pay-out; and (iii) an amount not to exceed $7,500,000 shall be set aside and used to satisfy class claims that exceed in aggregate the guaranteed $2,500,000 class pay-out, and which shall include a reversion interest for any unclaimed balance in favor of Parent or the Company.

“Settlement Period” means the period beginning on the date hereof and ending on the date of the final class-wide resolution of the Retained Claims as accepted by Judge Sheila Finnegan’s mediator and the final resolution of any appeals therefrom or the expiration of all possible appeals therefrom.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shared Contracts” means the Contracts that relate to both the Company Group, on the one hand, and Parent or its Affiliates, on the other hand, or under which both a member of the Company Group and a member of the Seller Group provides services or purchases goods or services, and any renewals, amendments or modifications thereof.

“Short-Term LTCC Spending” means the information set forth on Schedule 1.1LTCC.

“Straddle Period” has the meaning set forth in Annex I.

“Subject Environmental Reports” mean (a) the Golder Report dated April 20, 2012 (exclusive of any other third party report referred to therein), (b) the reports dated June 2012 of Cornerstone Environmental Group, LLC covering (i) Veolia Transfer Stations, Hauling Operations, Material Recovery

Facilities (MRFS), and Property, (ii) Veolia ES Solid Waste Active Landfill Assets—North Central United States—Wisconsin and Minnesota, (iii) Veolia ES Solid Waste Active Landfill Assets—Central United States—Indiana, Illinois, Kentucky, Michigan and Missouri, (iv) Veolia ES Solid Waste Active Landfill Assets—Southeast United States, and (v) Veolia ES Solid Waste Active Landfill Assets—Pennsylvania United States, and (c) the Company’s VES Solid Waste Environmental Liability summary – July 2012.

“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) 50% of the equity and (ii) 50% of the voting interests are owned or controlled (as defined in the definition of Affiliate), directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns 50% of the equity interests thereof and (ii) has the power to elect or direct the election of 50% of the members of the governing body thereof.

“Surveys” has the meaning set forth in Section 6.19.

“Tax” means any federal, state, provincial, local, or foreign tax, charge, duty, fee, levy or other assessment, in each case imposed or assessed by or otherwise payable to a Governmental Authority, including income, capital gain, net receipts, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, unclaimed property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto.

“Tax Indemnified Buyer Party” has the meaning set forth in Annex I.

“Tax Loss” has the meaning set forth in Annex I.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with any Governmental Authority.

“Taylor County Land Lease” means the Amended and Restated Lease Agreement, by and among Charing Properties, LLC, Veolia ES Taylor County Landfill, LLC (as assignee of Allied Services, LLC), and Veolia ES Solid Waste of North America, LLC (as guarantor), dated July 1, 2007 and amended August 31, 2007.

“Termination Date” means December 31, 2012; provided that the Termination Date shall be automatically extended to January 31, 2013 if the sole condition not satisfied (other than those customarily satisfied at Closing) as of December 31, 2012 is the condition set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Title Commitments” has the meaning set forth in Section 6.19.

“Title Company” has the meaning set forth in Section 6.19.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Evergreen Closing Agreements, the Letter of Credit, the Seller Parent Guaranty and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer or similar Taxes (excluding Taxes measured by net income), including sales, real property, use, ad valorem, value added, registration, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges, including all material interest and penalties.

“Transition Services Agreement” means the form of Transition Services Agreement attached as Exhibit A hereto and to be completed in accordance with Section 6.15.

“VENAO” means Veolia Environnement North America Operations, Inc., a Delaware corporation.

“Veolia Environnement” means Veolia Environnement SA, a public company incorporated under the laws of France.

“Waiving Party” has the meaning set forth in Section 7.5.

“WARN Act” has the meaning set forth in Section 3.15(h).

“Working Capital Target” means $2,790,000.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise provided herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Buyer or the Designated Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer or the Designated Buyer, all of the Shares at the Closing, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price; Closing Purchase Price Adjustment.

(a) Upon the terms and subject to the conditions of this Agreement, Buyer shall (i) pay to Seller an amount (the “Purchase Price”) equal to the aggregate of (x) $1,909,000,000 (the “Enterprise Value”), (y) minus or (if negative) plus Net Company Debt as of the Closing Date (the “Closing Net Company Debt”), and (z) plus or minus the amount of the Net Working Capital adjustment, if any, described in Section 2.7(c)(ii), and (ii) fund an amount to the Company equal to the Net Intercompany Debt as described in Section 2.3(b).

(b) “Net Company Debt” shall mean, at any particular date, (i)(x) Company Debt, plus (y)(1) Employee Stay Bonuses, (2) the total Buyout Cost payable upon exercise of the Early Buyout Options under the Equipment Leases if and to the extent not exercised on or prior to the Closing, (3) accrued branding fees, (4) accrued expenses and payables related to capital expenditures, (5) accrued Income Taxes of any member of the Company Group (other than Income Taxes of the Affiliated Group that a member of the Company Group is responsible for under applicable Law, pursuant to a contract terminated as provided in Section 9 of Annex I or otherwise), (6) accrued acquisition holdback, and (7) Short-Term LTCC Spending, minus (ii)(x) Intercompany Debt Accounts Receivable and (y) cash and cash equivalents (excluding (A) restricted cash to the extent set forth in Schedule 2.2(b) and (B) Veolia ES Grand Bahama Ltd.’s 50% interest in cash held in the Bahamas Joint Venture Company (the “Bahamas Cash”)), as calculated on a basis consistent with the Audited Balance Sheet, as of such particular date, in each case, of the Company Group as illustrated in Schedule 2.2(b), it being understood that Net Company Debt may be a negative number.

(c) “Net Working Capital” shall mean (i) the consolidated Included Current Assets of the Company Group less (ii) the consolidated Included Current Liabilities of the Company Group, each as determined as of the close of business on the day immediately preceding the Closing Date and each as illustrated and defined in Schedule 2.2(c), without giving effect to any purchase accounting adjustments resulting from the consummation of the transactions contemplated hereby. “Included Current Assets” means current assets as defined in the Audited Balance Sheet, including accounts receivable (net of allowance for doubtful accounts), prepaid expenses and other current assets, but excluding cash and cash equivalents, any prepaid expenses relating to the Equipment Leases, and current or deferred Income Tax assets. “Included Current Liabilities” means (x) current liabilities as defined in the Audited Balance Sheet, including accounts payable, accrued payroll and related expenses, other accrued expenses and deferred revenue, but excluding (y) current and deferred Income Tax liabilities of any member of the Company Group (including Income Taxes of the Affiliated Group that a member of the Company Group is responsible for under applicable Law, pursuant to a contract terminated as provided in Section 9 of Annex I or otherwise), any care and closure provision, including the current portion thereof, self insurance reserves, amounts payable under the Taylor County Land Lease, accrued interest, accrued branding fees, any payables relating to the Equipment Leases, any accruals in respect of the Retained Claims (including accrued legal fees and expenses in respect of the Retained Claims), accrued expenses and payables related to capital expenditures, and accrued acquisition holdback. Net Working Capital includes Intercompany Trade Accounts. Any items included within the definition of Net Company Debt shall be excluded from Net Working Capital.

(d) At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the estimated amount of (i) Net Intercompany Debt, specifying the bank account(s) to which such payment(s) should be made in accordance with Section 2.5(b)(i) (the “Intercompany Debt Statement”) and (ii) Net Company Debt (the “Estimated Net Company Debt”) as illustrated in Schedule 2.2(d).

Section 2.3 Payments at Closing. At the Closing, Buyer shall (a) pay to Seller, in the manner set forth in Section 2.5(b), (i) the Enterprise Value minus or, if negative, plus (ii) Estimated Net Company Debt as of the Closing Date, as set forth on a certificate to be delivered by Seller with respect thereto at least three (3) Business Days prior to the Closing (the “Closing Financial Certificate”) and calculated on a basis consistent with that used in the illustrative calculations of Net Company Debt in Schedule 2.2(b), and (b) pay and fund to the Company an amount equal to the Net Intercompany Debt to be applied to the repayment by the Company of such Debt as of the Closing, by wire transfers of immediately available funds (such amount in clauses (a) and (b), the “Closing Payments”).

Section 2.4 Closing. Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Jones Day, 77 West Wacker Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. local time on the day which is three Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived or (b) on such other date and/or at such other time and/or place as the Parties may mutually agree in writing (the “Closing Date”).

Section 2.5 Closing Deliveries.

(a) At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i) stock powers endorsed in blank necessary to transfer the certificates representing the Shares to Buyer and originals of all certificated securities representing the Shares and all other equity interests in the Company;

(ii) resignations or terminations of the directors of each member of the Company Group from their status as directors effective as of the Closing (other than those Persons identified by Buyer prior to Closing with respect to whom such resignation or termination is not required);

(iii) the certificates referred to in Sections 7.3(a) and 7.3(b);

(iv) a non-foreign affidavit, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code (or if Seller is a disregarded entity, a certificate that Seller is a disregarded entity and the appropriate member of the Affiliated Group is not a “foreign person” as defined in Section 1445 of the Code);

(v) the Closing Financial Certificate;

(vi) a copy of the Seller Parent Guaranty executed by Seller Parent Guarantor;

(vii) a copy of the Transition Services Agreement executed by Parent and Seller;

(viii) each of the Required Third-Party Consents, to the extent required to be executed by a member of the Company Group, a member of the Seller Group, or any other Person (other than the Buyer Group); and

(ix) an instrument of discharge, termination and release, following repayment in accordance with Section 2.3 and Section 2.5(b)(i), of all of the Net Intercompany Debt owed by any member of the Company Group to the Seller Group in accordance with the Intercompany Debt Statement in a form reasonably satisfactory to Buyer.

(b) At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(i) the Closing Payments (and evidence of receipt thereof), by wire transfer of immediately available funds to the accounts which are designated by Seller at least three (3) Business Days prior to the Closing, in the amounts determined pursuant to Section 2.3;

(ii) the certificates referred to in Sections 7.2(a) and 7.2(b);

(iii) a copy of the Transition Services Agreement executed by Buyer;

(iv) each of the Required Third-Party Consents, to the extent required to be executed by a member of the Buyer Group; and

(v) the Letter of Credit.

Section 2.6 Delayed Closing. To the extent that the NJDEP Approvals shall not have been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to sell the NJDEP Subsidiaries. Following the Closing, Parent, Seller and Buyer shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such NJDEP Approvals; provided, however, that neither Parent, Seller nor Buyer nor any of their respective Affiliates shall be required to incur any obligation or pay any additional consideration therefor, other than (i) a nominal filing, application or similar cost or fee, and (ii) nominal amounts to cover processing and review by third parties of such authorizations, approvals, consents, agreements or waivers, including de minimis amounts of attorneys’ fees. Pending obtaining such NJDEP Approvals, Parent, Seller and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the profits and other benefits and liabilities of use or ownership of the NJDEP Subsidiaries (excluding liabilities for Taxes relating to such use or ownership or the profits to Buyer therefrom). Once the NJDEP Approvals are obtained, Parent and Seller shall promptly sell, assign, transfer and deliver the NJDEP Subsidiaries to Buyer for no additional consideration (other than as provided for above) at a closing to be held on the fifth Business Day after receipt of the NJDEP Approvals (the “Delayed Closing Date”), or such other time as Parent, Seller and Buyer may mutually agree (the “Delayed Closing”). For purposes of this Section 2.6, any NJDEP Subsidiaries subject to a Delayed Closing shall be referred to as “Delayed Assets”. The risk in any such Delayed Assets shall pass to Buyer effective as of the Closing. After Closing and prior to the Delayed Closing, if requested by Buyer and subject to compliance with Laws and any contractual obligations of Parent and Seller prohibiting or limiting the execution of a declaration of trust relating to any such Delayed Assets, Parent and Seller shall execute a declaration of trust pursuant to which it will hold the benefit of such Delayed Assets in trust for Buyer. Parent and Seller shall account to Buyer for all sums received, less any direct costs (not including management time) which relate to any such Delayed Assets. From and after Closing and prior to the Delayed Closing, Parent and Seller shall, at Buyer’s expense (but without prejudice to Buyer’s rights to indemnification pursuant to Article IX) maintain adequate (but in no event less than was maintained in respect of the relevant Delayed Assets prior to Closing) insurance coverage on any such Delayed Assets and, to the extent permitted under the relevant policies, cause Buyer to be added to all applicable insurance policies as an additional insured. Subject to compliance with Laws and any contractual obligations of Parent of Seller, if the benefit of such Delayed Assets cannot be held in trust for Buyer, Parent, Seller and Buyer will use their reasonable best efforts to make such other reasonable and lawful arrangements among themselves to implement the transfer of the benefit of such Delayed Assets to the extent possible. After Closing and prior to the Delayed Closing and without prejudice to any claim which Buyer has under Article IX, Buyer shall indemnify Parent and Seller for all costs and expenses (excluding Tax liabilities) suffered or reasonably incurred by Parent or Seller in connection with such Delayed Assets, provided that Buyer shall not be required to indemnify Parent or Seller in respect of internal administrative costs (except to the extent attributable to the gross negligence or willful misconduct of Seller). In the case of the Delayed Closing, Parent and Seller shall, from the Closing Date to the date of the Delayed Closing, establish (if not already established) and maintain, at the expense of Buyer, separate books of account and financial statements relating to such Delayed Assets. Buyer shall have the right, at Buyer’s expense, to audit such accounts (upon reasonable notice and at reasonable times) and Parent and Seller shall reasonably cooperate with Buyer and its accountants in any such audit. Parent and Seller shall, and shall cause their Affiliates to, keep confidential all information in relation to any such Delayed Assets with the same degree of care as such party maintains its own confidential information. Parent, Seller and Buyer shall keep each other reasonably informed of matters within their knowledge that are reasonably likely to affect the other in relation to any such Delayed Assets.

Section 2.7 Post-Closing Adjustment.

(a) As promptly as possible, but in any event within 65 days after the Closing Date, Buyer shall deliver to Seller a consolidated unaudited balance sheet of the Company Group (the “Post-Closing Balance Sheet”), together with a post-closing financial certificate (the “Post-Closing Financial Certificate”) setting forth the calculation of the Closing Net Company Debt and the Net Working Capital (the “Closing Net Working Capital”), in each case based on the Post-Closing Balance Sheet and as of the close of business on the day immediately preceding the Closing Date, which shall be calculated on a basis consistent with the principles and methodologies used to prepare the Audited Balance Sheet and Schedule 2.2(b) and Schedule 2.2(c). The Closing Financial Certificate has been, and the Post-Closing Balance Sheet and Post-Closing Financial Certificate shall be, prepared (i) in accordance with GAAP applied on a basis consistent with the Audited Balance Sheet and (ii) otherwise applying the accounting principles and reflecting those adjustments and allocations described in Schedule 2.2(b) and Schedule 2.2(c) (collectively, the “Accounting Principles”). The Parties agree that the purpose of preparing the Closing Financial Certificate and the Post-Closing Financial Certificate and the related purchase price adjustment contemplated by this Section 2.7 is to measure the changes in Net Working Capital and Net Company Debt, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that differ from the Accounting Principles for the purpose of preparing the Closing Financial Certificate or Post-Closing Financial Certificate. Without limiting the generality of Section 6.7, during the 65-day period following the Closing, Buyer will cause the Company Group to cooperate with Seller, and Seller and its accountants and advisors shall be permitted reasonable access to review the Company Group’s books and records and work papers, in connection with Buyer’s preparation of the Post-Closing Financial Certificate.

(b) After delivery of the Post-Closing Financial Certificate, if Seller has any objections to the Post-Closing Financial Certificate, Seller shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 20 Business Days after delivery of the Post-Closing Financial Certificate, the Post-Closing Financial Certificate shall be final, binding and non-appealable by the Parties. Seller and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 20 Business Days after the delivery of the Objections Statement, Seller and Buyer shall each promptly designate an independent certified public accountant (other than Ernst & Young) which shall in turn select a third independent certified public accountant (other than Ernst & Young)

(the “Independent Auditor”) whereupon such dispute shall be submitted to the Independent Auditor for resolution. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding on and non-appealable by the parties hereto. The costs and expenses of the Independent Auditor shall be allocated between Buyer and Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the items in dispute total in amount to $1,000,000 and the Independent Auditor awards $600,000 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer, on the one hand, and 40% of the costs would be borne by Seller, on the other hand.

(c)(i) If the Closing Net Company Debt determined in accordance with subsection (b) above is higher than Estimated Net Company Debt, then Seller shall pay to Buyer (or if the Closing Net Company Debt is lower than the Estimated Net Company Debt, Buyer shall pay to Seller) the amount of such difference in immediately available funds.

(ii) If Closing Net Working Capital is:

(x) above the Working Capital Target, then Buyer shall pay Seller the amount of such excess.

(y) below the Working Capital Target, then Seller shall pay Buyer the amount of such deficiency.

(iii) Buyer shall promptly (but in any event within five Business Days after the final determination of the Post-Closing Financial Certificate) deliver to Seller the amount, if any, determined pursuant to Sections 2.7(a) and 2.7(b) to be due by Buyer to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller. Seller shall promptly (but in any event within five Business Days after the final determination of the Post-Closing Financial Certificate) deliver to Buyer the amount, if any, determined pursuant to Sections 2.7(a) and 2.7(b) to be due by Seller to Buyer, by wire transfer of immediately available funds to an account or accounts designated by Buyer.

The foregoing payments shall be netted if determined at the same time. Any payment contemplated by this Section 2.7(c) shall be deemed to be an adjustment to the Purchase Price.

(d) Following the Closing, Seller and Buyer shall cooperate and provide each other and, if applicable the Independent Auditor, reasonable access to such books, records and employees (including those of the Company Group) as are reasonably requested in connection with the matters addressed in Section 2.7(b).

Section 2.8 Settlement and Elimination of Intercompany Debt and Intercompany Trade Accounts. Intercompany Debt Accounts Payable and Intercompany Debt Accounts Receivable shall be settled in consideration of the payment described in Section 2.3(b). Intercompany Trade Accounts will be paid and settled as set forth in the invoices for each such Intercompany Trade Account, but in any event shall be paid and settled no later than 60 days after the Closing Date.

Section 2.9 Designated Buyer. Prior to the Closing, Buyer may elect to cause an affiliate or wholly-owned Subsidiary or Subsidiaries, to assign its rights and obligations under this Agreement to any such Subsidiary and to cause any such Subsidiary to perform the obligations of Buyer under this Agreement, including rights and obligations of Buyer to acquire the Shares (each a “Designated Buyer”); provided, however, that no such assignment shall otherwise vary or diminish any of Buyer’s rights or obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Seller and Parent represent and warrant to Buyer, except (a) as disclosed or set forth in the Disclosure Schedule (it being understood that any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule) to this Agreement; provided that, in each such case, the relevance of the disclosure is reasonably apparent from the disclosed matter, or (b)  for such changes contemplated by the Pre-Closing Transactions, as follows:

Section 3.1 Organization of the Company and the Company Group. The Company is a corporation, validly existing and in good standing under the laws of Wisconsin, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each other member of the Company Group (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operate. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect.

Section 3.2 Noncontravention. Subject to the obtaining of any Consents required by the HSR Act, neither the execution and delivery of this Agreement by Parent and Seller, nor the consummation by Parent and Seller of the transactions contemplated hereby will (i) conflict with any provision of the certificate of incorporation or bylaws or similar governing documents of each member of the Company Group, (ii) subject to the receipt of each of the Consents set forth on Schedule 3.2, or in respect of any Material Contract with any Governmental Authority, the Consents described in Section 3.5, violate or result in a breach of or give rise to any notification or consent requirement under any Material Contract or Material Real Property Lease, or (iii) subject to the Consents of Governmental Authorities described in Section 3.5, violate any Law to which any member of the Company Group is subject.

Section 3.3 Title to Shares. Seller holds of record and owns beneficially the Shares set forth as owned by it in Schedule 3.3, which Shares constitute 100% of the issued and outstanding capital stock of the Company, free and clear of any and all Liens, except (i) as may be created by this Agreement, (ii) for any restrictions on sales of securities under applicable securities Laws and (iii) as may be set forth in Schedule 3.3. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, neither Seller nor any member of the Company Group is a party to, nor has Seller or any member of the Company Group issued or granted to any Person, any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require Seller to sell, transfer or otherwise dispose of the Shares held by it. Except for this Agreement and as set forth in Schedule 3.3, Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares held by it.

Section 3.4 Subsidiaries of the Company; Capitalization.

(a) Schedule 3.4(a) sets forth for each of the Company’s Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the percentage of capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the sole beneficial and record owner of the outstanding shares of capital stock or other interests in the Company’s Subsidiaries, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) for any restrictions on sales of securities under applicable securities Laws and (iii) as set forth in Schedule 3.4(a).

(b) Except as disclosed in Schedule 3.4(b), (i) the Company Group has no equity investments (whether through acquisition of an equity interest or otherwise) in any other Person other than a member of the Company Group, (ii) there are no stockholder agreements, voting trusts, proxies or other agreements with respect to the purchase, sale or voting of the capital stock or stock rights of any member of the Company Group, and (iii) there is no existing Right or contract to which any member of the Company Group is a party requiring, and there are no convertible securities of a member of the Company Group outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests in any member of the Company Group or other securities convertible into shares of capital stock or other equity interests of the Company or any Subsidiary, and there are no outstanding or authorized equity appreciation, phantom unit, profit participation or similar rights of the Company or any Subsidiary in any member of the Company Group. Except as set forth in Schedule 3.4(b), no outstanding securities of the Company other than shares of its common stock have any right to vote on matters as to which the shareholders of the Company have a right to vote.

(c) The equity capitalization of the Company, including (i) each class of capital stock, and (ii) the name of each holder and the number of shares held, is as set forth in Schedule 3.4(c).

Section 3.5 Government Authorizations. Except for (i) Consents required by the HSR Act, (ii) the Consents set forth on Schedule 3.5, (iii) Consents that, if not obtained or made, would not have a Material Adverse Effect on the Company Group, and (iv) Consents required to be made or given by Buyer, no Consent of, with or to any Governmental Authority is required to be obtained or made by Parent, Seller or any member of the Company Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable solely as a result of the specific legal or regulatory status of Buyer or solely as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged.

Section 3.6 Financial Statements. Included as Data Room Files 6.1.1, 6.1.2, and 6.1.3 are true and complete copies of (a) the audited consolidated balance sheet of the Company as of December 31, 2011 (the “Audited Balance Sheet”), 2010 and 2009 and the related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended, and the notes thereto, accompanied by the reports thereon of the Company’s independent auditors statements for the periods then ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet and statements of operations and retained earnings and cash flows of the Company as at and for the five month period ended May 31, 2012 (the “Interim Financial Statements,” and, collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein, each of the Audited Financial Statements and Interim Financial Statements (a) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries, at the date set forth therein and for the period covered thereby, subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes and (b) were prepared in accordance with GAAP, consistently applied.

Section 3.7 Absence of Material Adverse Effect. Since the Balance Sheet Date, except as set forth in Schedule 3.7, there has not been any event, circumstance, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Company Group.

Section 3.8 Tax Matters. Except as set forth in Schedule 3.8:

(a) Each member of the Company Group is a member of an “affiliated group” (the “Affiliated Group”) within the meaning of Section 1504(a) of the Code, VENAO is the common parent of the Affiliated Group, and such Affiliated Group has properly elected to file a consolidated return for U.S. federal income tax purposes.

(b) Each member of the Company Group, or VENAO on such Company Group’s behalf, has timely filed, or caused to be timely filed, with the appropriate federal, state, provincial, local, foreign or other Governmental Authority all material Tax Returns required to have been filed by or on behalf of any member of the Company Group prior to the Closing Date (taking into account permissible extensions). All such Tax Returns are true, correct and complete in all material respects.

(c) All material Taxes of any member of the Company Group for Pre-Closing Taxable Periods, whether or not shown as due on a Tax Return, have been timely paid, accrued in the Audited Financial Statements (or will be accrued in the Closing Financial Certificate) or are being contested in good faith.

(d) No member of the Company Group has received any written notice of any federal, provincial, state or local Tax deficiency outstanding, proposed or assessed against or allocable to it.

(e) There is no request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Authority that relates to the Taxes or Tax Returns of any member of the Company Group, and no such ruling, relief or advice has been obtained that could have an effect on the Taxes or Tax Returns of any member of the Company Group after the Closing Date. No power of attorney granted by the Company Group with respect to Taxes is currently in force. No statute of limitations will remain open as a result of its having been waived or extended with respect to the collection of Taxes of the Affiliated Group or any member of the Company Group.

(f) No audit or other examination is ongoing or pending or, to Seller’s Knowledge, threatened in writing, with respect to any Taxes due from or with respect to the income, assets or operations of the Company Group which audit or other examination would materially adversely affect the Tax liability of the Company Group (other than audits of the Affiliated Group, the adverse determination of which will not adversely affect the separate Tax liability of any member of the Company Group).

(g) Except with respect to the Affiliated Group, no member of the Company Group has been included in any “affiliated,” “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for which any member of the Company Group may be liable for any taxable period for which the statute of limitations has not expired.

(h) There are no tax sharing, allocation, indemnification or similar agreements in effect between any member of the Company Group and any other Person for which any member of the Company Group will have obligations or Liabilities after the Closing Date (except for (i) customary agreements to indemnify lenders or security holders in respect of Taxes contained in credit agreements disclosed pursuant to Section 3.12, and (ii) provisions in agreements disclosed pursuant to Section 3.12 for the acquisition or divestiture of subsidiaries, assets or business lines of any member of the Company Group that require such members of the Company Group to indemnify a purchaser for Taxes imposed on any member of the Company Group). No member of the Company Group has any current obligation to pay any Taxes (or amounts in reference to any Taxes) under the agreements specified in clauses (i) and (ii), and each member of the Company Group is in material compliance with all obligations under such agreements that relate to any Tax matters. No member of the Company Group is required to share any Tax benefits pursuant to any Contract.

(i) No member of the Company Group participates or has “participated” in any “listed transaction” or “tax shelters” within the meaning of the Code requiring any member of the Company Group to file, register, prepare, and produce, or maintain any disclosure, report, list or any other statement or document under Sections 6011, 6111 or 6112 of the Code and the Treasury regulations thereunder, and, with respect to the transactions set forth in Schedule 3.8, the Company Group has filed all disclosures and properly registered or maintained all lists, reports, and other similar documents in compliance and as required by Sections 6011, 6111 and 6112 of the Code and the Treasury regulations thereunder.

(j) There are no Liens for Taxes on any assets of the Company Group, other than Permitted Liens.

(k) Each member of the Company Group has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each member of the Company Group timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(l) No member of the Company Group is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

(m) No member of the Company Group is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; or (v) an agreement entered into with any Government Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date. No election has been made (including a protective election) by, or with respect to, any member of the Company Group pursuant to Section 108(i) of the Code.

(n) No member of the Company Group owns an interest, other than in another member of the Company Group or a Joint Venture Company, in (i) (A) an entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (B) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (C) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code or (ii) any other entity with respect to which a holder of a (direct or indirect) equity interest in the entity is (or could be) subject to Tax under the Code (or other applicable Laws relating to Taxes) by reference to earnings, income, assets, or activities of the entity.

(o) Schedule 3.8 lists each of the members of the Company Group for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. federal income tax purposes.

(p) Notwithstanding any other representation or warranty in Article III of this Agreement, the representations and warranties contained in this Section 3.8 constitute the sole and exclusive representations and warranties of the Company that are subject to the provisions of Annex I.

Section 3.9 Real Property.

(a) Schedule 3.9 sets forth as of the date hereof: (i) in Part A, a list of all Material Owned Real Property and (ii) in Part B, a list of all Material Real Property Leases, in each case setting forth: (a) the street address, if available, of each property covered thereby (the “Material Leased Real Property”) and (b) the name of the company or division operating at such premises. The Material Owned Real Property and the Material Leased Real Property are collectively referred to herein as the “Material Real Property”. The Company Group has good title to, or valid leasehold interests in, as applicable, the Material Real Property except for Permitted Liens.

(b)(i) All facilities located on Material Real Property have received all material approvals of applicable Governmental Authorities (including Licenses) required in connection with the ownership or operation thereof and have been operated and maintained substantially in accordance with applicable Laws; (ii) all improvements and buildings located on the Material Real Property and material to the operations of the Business, as currently conducted, of the Company Group thereon, are in good repair in all material respects (consistent with the age and use of such property) and adequate in all material respects for the use of such Material Real Property in the manner in which they are presently used; (iii) there are no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings affecting all or any material part of the Material Real Property; and (iv) with respect to the Material Real Property Leases, (1) such leases are in full force and effect, (2) there is no breach or default thereunder by any member of the Company Group or, to Seller’s Knowledge, by any other party thereunder and (3) all rental and other material payments due under each of the Material Real Property Leases have been duly paid in accordance with the terms of such leases.

Section 3.10 Intellectual Property.

(a) Schedule 3.10 contains a complete and accurate list of all of the following that are owned by any member of the Company Group that are material to the business of the Company Group as currently conducted: (i) issued patents and pending patent applications, (ii) registrations and applications for registration of any Marks, (iii) registered copyrights, and (iv) computer software (other than off-the-shelf software with a total replacement cost and/or license fee of less than $100,000).

(b) A member of the Company Group (i) owns all Intellectual Property set forth in Schedule 3.10, and (ii) owns or has the right to use, all Intellectual Property that is material to, and necessary for, the operation of the business of any member of the Company Group, as each is currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Intellectual Property”). To Seller’s Knowledge, the conduct of the business of the Company Group is not currently operated in a manner that infringes or misappropriates any Intellectual Property rights of any third parties. Except as set forth in Schedule 3.10, (A) there are no claims or actions against any member of the Company Group that are presently pending, and to Seller’s Knowledge, no claims or actions have been threatened since January 1, 2011 that contest the validity, use, ownership or enforceability of any Company Intellectual Property; and (B) to Seller’s Knowledge, no third party is infringing or misappropriating any Company Intellectual Property.

Section 3.11 Environmental Matters. This Section 3.11 shall constitute the sole representations of Parent and Seller with respect to environmental matters, including, without limitations matters relating to Environmental Law or Hazardous Materials.

(a) Except as set forth in Schedule 3.11 or the Subject Environmental Reports:

(i) the Company Group has all material Licenses required pursuant to Environmental Laws (“Environmental Permits”), and all such Environmental Permits are in full force and effect (including by operation of Law);

(ii) the Company Group has each taken all commercially reasonable actions to maintain the effectiveness of its Environmental Permits, including the submission of timely and complete applications for renewal or reissuance of such permits, and the Company Group is in material compliance with all material terms and conditions thereof;

(iii) no member of the Company Group has received any written notice, complaint or claim that remains uncured, alleging that any member of the Company Group is in material violation of any Environmental Law or subject to any material Liability under any Environmental Law;

(iv) no member of the Company Group is subject to any outstanding, effective consent decree, compliance order or administrative order from or settlement agreement with any Governmental Authority pursuant to any Environmental Law that would reasonably be expected to result in material Liability to the Company Group; and

(v) there are no material Actions pending or, to Seller’s Knowledge, threatened, before any Governmental Authority against any member of the Company Group pursuant to Environmental Law.

(b) True and complete copies of all material environmental audits, assessments or investigation reports with respect to the Material Real Property in the possession of the Company Group have been made available to Buyer.

(c) Schedule 3.11 lists the landfills for which the Company Group has applied for Environmental Permits for landfill expansions, and as of the date hereof (i) all such applications are currently pending and (ii) to Seller’s Knowledge, no member of the Company Group has received notice, written or otherwise, from any Governmental Authority that such Governmental Authority has taken or will take action to deny such application.

(d)(i) No Hazardous Materials have been Released at or under any real property currently owned, leased or operated by any member of the Company Group, during the period of ownership, lease, or operation of such real property by any member of the Company Group and, to the Knowledge of the Seller, during any time prior to the ownership, lease or operation by any member of the Company Group, in a quantity or manner that has resulted in contamination of the soil, ground water, surface water or structures that requires any member of the Company Group to undertake any Remedial Action or would reasonably be expected to result in the assertion of an Environmental Action against any member of the Company Group, and (ii) no member of the Company Group has assumed either by contract or operation of law liability for any other Person’s generation, treatment, storage, Release, transportation or arrangement for transportation or disposal of any such Hazardous Materials that, in either case of clause (i) or (ii), would reasonably be expected to result, either individually or in the aggregate, in Damages (net of insurance proceeds) in excess of the amounts accrued or estimated for all Remedial Action and Environmental Action costs in the Financial Statements or described in Schedule 3.11 or the Subject Environmental Reports.

(e) Except as set forth in the Subject Environmental Reports, no member of the Company Group has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at any location except in material compliance with Environmental Laws, and in a manner and quantity reasonably necessary for the conduct of the Business.

Section 3.12 Contracts.

(a) Schedule 3.12 sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which any member of the Company Group is a party or by which any member of the Company Group is bound (each, a “Material Contract”):

(i) Any personal property lease Contract involving future Liability of any member of the Company Group for annual rental payments in excess of $250,000;

(ii) Any Contract involving the future performance of services, or the future delivery of goods, by any member of the Company Group that provides for a price, fee or other consideration payable to any member of the Company Group in excess of $1,000,000 in any one year;

(iii) Any Contract involving the future performance of services for the benefit of, or the future delivery of goods to, any member of the Company Group that provides for a price, fee or other consideration payable by such member of the Company Group in excess of $1,000,000 in any one year;

(iv) Any outstanding agreements or other documents evidencing Company Debt;

(v) Intentionally Omitted;

(vi) Any Collective Bargaining Agreement with any labor organization that represents Business Employees;

(vii) Any Contract (exclusive of provisions of any organizational documents of any member of the Company Group) providing for the indemnification or holding harmless of any officer, manager, or employee in their capacity as such;

(viii) Any joint venture, partnership or similar Contract; and

(ix) Any Contract containing any non-competition, customer non-solicitation or similar covenant that materially restricts any future business activity of the Company Group or restricts the future business activity of Buyer.

(b) Except as set forth in Schedule 3.12 (i) subject to the receipt of the Consents listed on Schedule 3.2, each Material Contract is in full force and effect and is the legal, valid and binding obligation of a member of the Company Group thereof which is a party to such Material Contract, subject to the Remedies Exception and, to Seller’s Knowledge, the other parties thereto (the “Other Parties”), and (ii) no member of the Company Group or to Seller’s Knowledge any of the Other Parties to any Material Contract is in material breach, violation or default under such Material Contract.

Section 3.13 Insurance.

(a) Schedule 3.13(a) contains a correct and complete list of all material policies or binders of insurance maintained by (i) Parent, Seller or their Affiliates (other than the Company Group) for the benefit of the Business or the members of the Company Group (“Seller Policies”) and (ii) any member of the Company Group (“Other Policies”). Except as would not have a Material Adverse Effect on the Company Group, all such Seller Policies and Other Policies are in full force and effect, are current on premium payments, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto, and each insured is otherwise in material compliance with the terms and conditions of all such policies. To Seller’s Knowledge, there is no threatened termination of any of such policies.

(b) Each member of the Company Group, as appropriate, subscribes to, or is otherwise insured under, the workers compensation or similar statute in the states where such member of the Company Group operates. Schedule 3.13(b) describes all currently open claims and summaries of the total claim history for employees of the Company Group with respect to employment-related injury or illness in the United States since the dates set forth in Schedule 3.13(b).

(c) Schedule 3.13(c) sets forth, by year, for the current policy year and each of the two (2) preceding policy years for the Company Group: (i) a summary of the loss experience under each umbrella and excess policy; (ii) a statement describing each open claim under any such insurance policy for an amount in excess of $100,000, which sets forth: (A) the name of the claimant; (B) a description of such policies by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims, and no coverage has been denied by the underwriters of any of such policies.

Section 3.14 Litigation. Except with respect to Tax matters (which are addressed exclusively in Section 3.8 and Section 3.15) and environmental matters (which are addressed exclusively in Section 3.11), and except as set forth in Schedule 3.14, (i) there are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity before any Governmental Authority or arbitrator against any member of the Company Group which if adversely determined would (x) result in Liability for any member of the Company Group exceeding $500,000 individually or in the aggregate, and (ii) there are no outstanding Injunctions, judgments, orders, decrees, awards or rulings to which any member of the Company Group is a party or by which any member of the Company Group is bound by or from any Governmental Authority or arbitrator.

Section 3.15 Employee Matters. This Section 3.15 shall constitute the sole representations of Parent and Seller with respect to Benefit Plan Taxes.

(a) Schedule 3.15(a) sets forth a complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other material benefit plan, program, written policy, agreement or arrangement of any kind that covers any current or former employees of any member of the Company Group or any Non-Company Group Employee, or that any member of the Company Group maintains or sponsors, or with respect to which any member of the Company Group has or would reasonably be expected to have any material Liability (collectively, but excluding any Multiemployer Plans, the “Company Benefit Plans”). No Company Benefit Plan is, or within the last six (6) years has been, a defined benefit pension plan subject to Title IV of ERISA.

(b) Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in all material respects in accordance with the terms of such Company Benefit Plan and the terms of any applicable Collective Bargaining Agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code, and all other applicable Laws.

(c)(i) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made within the time periods prescribed by ERISA and the Code with respect to each Company Benefit Plan, and (ii) all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Company Benefit Plan or properly accrued in accordance with GAAP.

(d) Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report on IRS Form 5500, with all applicable attachments, and all related trust agreements, insurance contracts, and other funding arrangements that implement each Company Benefit Plan that is sponsored or maintained by a member of the Company Group.

(e) Except as set forth in Schedule 3.15(e) or as set forth in the Audited Financial Statements, with respect to any Multiemployer Plan to which any member of the Company Group has an obligation to contribute or with respect to which any member of the Company Group otherwise has liability (i) the members of the Company Group have made all required contributions to such plan in accordance with the applicable Collective Bargaining Agreement, (ii) no member of the Company Group has received any notice that the Multiemployer Plan is insolvent or is in reorganization, (iii) no member of the Company Group has withdrawn from any such Multiemployer Plan (whether a complete or partial withdrawal) within the six (6) year period ending on the Closing Date, (iv) no member of the Company Group has received written notice that any Multiemployer Plan is in “endangered” or “critical” status, as such terms are defined in Section 432 of the Code, (v) no member of the Company Group has received written notice that any Multiemployer Plan is a party to any pending merger or asset or liability transfer, (vi) with respect to each such Multiemployer Plan, Seller has provided to Buyer true and complete copies of the most recent statement of potential withdrawal liability provided by the plan sponsor to the Company, and (vii) no event has occurred, and no condition exists, that could subject any of the assets of the Company Group to any Lien with respect to any such Multiemployer Plan.

(f) Except as would not have a Material Adverse Effect on the Company Group, (i) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan, and (iii) no Action with respect any Company Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened, and to Seller’s Knowledge, there is no basis for any such Action.

(g) Except as set forth in Schedule 3.15(g), no Company Benefit Plan provides medical, health, or life insurance or other welfare type benefits for current or future retired or terminated directors, officers, employees or contractors of any member of the Company Group (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA or similar continuation coverage Laws.

(h) With respect to the Veolia ES Solid Waste Union 401(k) Retirement Plan, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of tax qualification of such Plan.

(i) Except as set forth in Schedule 3.15(i), no member of the Company Group is party to any Company Benefit Plan that in connection with transactions contemplated by this Agreement or any termination of employment in connection therewith or subsequent thereto would (i) result in any payment (including severance, bonus, or other similar payment) becoming due to any Business Employee, (ii) increase or otherwise enhance any benefits otherwise payable by the Company Group, or (iii) result in the acceleration of time of payment or vesting of any such benefits.

(j) Except as set forth in Schedule 3.15(j), no Company Group member is party to or otherwise bound by any Collective Bargaining Agreement or involved in negotiations for a collective bargaining agreement with any labor organization representing any Business Employees, no Company Group member has received a demand to engage in bargaining for a Collective Bargaining Agreement, and no labor organization has been certified by the National Labor Relations Board or recognized by a member of the Company Group as the bargaining representative for any Business Employees. There is no strike, work stoppage, concerted work slowdown or concerted interruption of any business operations of the Company Group, lockout, picketing, or material labor dispute pending or, to Seller’s Knowledge, threatened against or involving any facility owned or operated by any member of the Company Group, and no event has occurred that could reasonably be expected to give rise to any such strike, work stoppage, work slowdown, concerted interruption, lockout, picketing, or material labor dispute or grievance. There is currently no outstanding demand for recognition, petition or representation proceeding pending or, to Seller’s Knowledge, threatened, with respect to any group of Business Employees, and no union organizing or decertification activities are underway or, to the Seller’s Knowledge, threatened involving any facility owned or operated by any member of the Company Group.

(k) Within the past three years, no Company Group member has implemented any “Plant Closing” or “Mass Layoff” as those terms are defined in, and that required notice to be provided under, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”).

(l) No transaction has occurred (or will occur) in connection with this Agreement that will result in a change in the ownership of a substantial portion of the Affiliated Group’s assets within the meaning of Treasury Regulation § 1.280G-1, Q&A-29 for purposes of Section 280G of the Code.

(m) Except as set forth in Schedule 3.15(m), no member of the Company Group has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes imposed under Section 409A or Section 4999 of the Code.

(n) There is no Action currently pending or, to Seller’s Knowledge, threatened alleging that any Company Group member has misclassified an employee as an independent contractor.

(o) Except as set forth in Schedule 3.15(o), to the Seller’s Knowledge, as of the date of this Agreement, no Business Employee earning more than $100,000 in base salary has not executed a non-competition agreement.

Section 3.16 Legal Compliance. Except with respect to Tax matters (which are addressed exclusively in Section 3.8 and Section 3.15) and environmental matters (which are addressed exclusively in Section 3.11), no member of the Company Group is in material violation of any Law or arbitration award applicable to its business or operations. Since January 1, 2009, none of Parent, Seller, nor any member of the Company Group has received written notice of any material violation of any such Law applicable to any member of the Company Group, except for violations that have been fully and completely resolved and are no longer continuing to exist. Except in compliance with the requirements of all applicable Laws, none of the Parent, the Seller or any member of the Company Group, nor any of their respective officers, directors, employees or agents, have, directly or indirectly, made, offered or agreed to offer anything of material value for the purpose of obtaining business by any member of the Company Group to (a) any employees, representatives or agents of any customers of any member of the Company Group or (b) any employee or other representative of any Governmental Authority or any of their employees, representatives or agents. To the Seller’s Knowledge, as of the date of this Agreement, no Governmental Authority has officially and formally introduced or adopted any “flow control” legislation in the markets in which the Company Group currently operates and that would affect the Business.

Section 3.17 Licenses and Permits. Except for (a) ownership or operation of real estate (which are addressed exclusively in Section 3.9) and (b) environmental matters (which are addressed exclusively in Section 3.11), (i) the members of the Company Group hold all material Licenses necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, and (ii) the members of the Company Group are in compliance with the terms of such Licenses in all material respects, except for such matters for which the Company Group has received written notice from a Governmental Authority, which notice asserts a lack of compliance with a particular License, but permits such member of the Company Group to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by such member or other members of the Company Group.

Section 3.18 Brokers’ Fees. Except as set forth in Schedule 3.18, no member of the Company Group has any obligation to pay any fees or commissions to any broker or finder or Person providing comparable or similar services with respect to the consummation of the transactions contemplated by this Agreement. Neither Buyer nor any Affiliate of Buyer has or will have any Liability for any such fees or commissions.

Section 3.19 Bank Accounts. Schedule 3.19 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each member of the Company Group maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.20 Electric Energy Facilities. Schedule 3.20 sets forth an accurate and complete description of any facilities owned, leased or operated by any member of the Company Group that are used for the generation or transmission of electric energy. Each such facility is owned, leased or operated by the respective member of the Company Group identified on Schedule 3.20 and is a “qualifying small power production facility” as defined in Section 3(17) of the Federal Power Act.

Section 3.21 Holding Company Act Status. Any member of the Company Group that is a “holding company” as such term is defined by the Public Utility Holding Company Act of 2005, is a holding company solely because of its ownership interest in a “qualifying small power production facility” as defined in Section 3(17) of the Federal Power Act.

Section 3.22 IT Assets. All material IT Assets either owned by the Company Group or that are materially utilized for the Business will either (a) remain with the Company Group following the Closing, (b) be provided to the Company Group under the terms and conditions of the Transition Services Agreement, or (c) be transferred pursuant to Section 6.23.

Section 3.23 NO ADDITIONAL REPRESENTATIONS. Except as to those matters covered by the representations and warranties in this Agreement, (I) NONE OF PARENT, SELLER, NOR ANY MEMBER OF THE COMPANY GROUP MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) TO BUYER, (II) THE ASSETS OF THE COMPANY GROUP ARE BEING CONVEYED ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS, AND (III) PARENT, SELLER, AND THE COMPANY GROUP HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION NOT INCLUDED HEREIN THAT WAS MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT OR SELLER). Without limiting the foregoing, except as to those matters specifically covered by the representations and warranties in this Agreement, no representation or warranty is made with respect to (a) the information provided by Parent, Seller, or their representatives to Buyer or its representatives, or any supplement or amendment thereof or other information provided in connection with the solicitation of proposals to acquire the Company or the negotiations related thereto or to this Agreement, such information being provided for Buyer’s convenience only, (b) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (c) any other information or documents made available to Buyer or its Affiliates, counsel, accountants or other representatives or advisors with respect to the Business, in each case except as expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING PARENT AND SELLER

Parent and Seller represent and warrant to Buyer, except as disclosed or set forth in the Disclosure Schedule (it being understood that any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule) to this Agreement, as follows; provided that, in each such case, the relevance of the disclosure is reasonably apparent from the disclosed matter:

Section 4.1 Organization. Parent is a limited liability company validly existing and in good standing under the laws of Delaware. Seller is a limited liability company validly existing and in good standing under the laws of Delaware.

Section 4.2 Authorization. Parent and Seller have all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Seller of this Agreement and the other Transaction Documents to which they are party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, Seller, and their members. This Agreement has been duly executed and delivered by Parent and Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes a legal, valid and binding obligation of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement by Parent or Seller, nor the consummation by Parent or Seller of the transactions contemplated hereby will (i) conflict with any provision of the organizational documents of Parent or Seller, (ii) except as set forth in Schedule 4.3, or in respect of any Material Contract with any Governmental Authority , the Consents described in Section 3.5, violate or result in a breach of or give rise to any notification or consent requirement under any Material Contract, or (iii) subject to the Consents specified in Section  3.5 and compliance with the HSR Act, violate any Law to which Parent or Seller is subject.

Section  4.4 Litigation. There is no Action pending or to Seller’s Knowledge threatened against Parent, Seller or any member of the Company Group which seeks to enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated hereby.

Section 4.5 Brokers’ Fees. Except as set forth in Schedule 4.5, neither Parent nor Seller has any obligation to pay any fees or commissions to any broker or finder or Person providing comparable or similar services with respect to the consummation of the transactions contemplated by this Agreement. Neither Buyer nor any Affiliate of Buyer has or will have any Liability for any such fees or commissions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING BUYER

Buyer represents and warrants to Parent and Seller as follows:

Section 5.1 Organization. Buyer and is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and Buyer and has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on Buyer. Except for equity interests owned by senior management of Buyer’s Subsidiaries, Buyer is directly or indirectly the sole beneficial and record owner of the outstanding shares of capital stock or other equity interests in Buyer’s Subsidiaries, free and clear of all Liens.

Section 5.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and its partners. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Financial Capacity; Financing Commitments.

(a) Buyer has binding commitments that will enable Buyer to pay in cash the Enterprise Value of the Company in accordance with the terms of Article II and any other amounts to be paid by it hereunder (the “Funding Obligations”). Buyer has delivered to Parent and Seller a true, complete and correct copy of the executed commitment letter, dated as of July 6, 2012, among Buyer and Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., MIHI LLC, Macquarie Capital (USA) Inc., UBS Loan Finance LLC, UBS Securities LLC and Barclays Bank PLC (collectively with their Affiliates and any entities that are assigned Debt Financing Commitments in accordance with the terms of such commitment letter, the “Financing Source Parties”), pursuant to which the Financing Source Parties have committed (the “Debt Financing Commitments”), subject to the terms and conditions set forth therein, to provide the financing described to enable Buyer to satisfy the Funding Obligations (the “Financing”).

(b) None of the Debt Financing Commitments has been amended or modified prior to the date of this Agreement and, as of the date hereof, (i) no such amendment or modification is contemplated and (ii) the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and each such commitment constitutes the legal, valid and binding obligation of Buyer (subject to the Remedies Exception) and, to the Knowledge of Buyer, the other parties thereto. Except for a fee letter relating to fees with respect to the Financing and an engagement letter (a copy of which fee letter, with fee amounts, certain other economic terms, the terms of the market flex and certain other customary provisions redacted (none of which redactions provides for any additional conditions precedent or other contingencies to the Financing or adversely affects the amount or availability of the Financing), has been provided to Parent and Seller), as of the date hereof, there are no side letters or other agreements, Contracts or arrangements related to the Financing, other than as set forth in the Debt Financing Commitments delivered to Parent and Seller prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in such Debt Financing Commitments.

(c) Subject to the satisfaction of the conditions contained in Sections 7.1 and 7.3, as of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Debt Financing Commitments will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of the Funding Obligations will not be available to Buyer on the Closing Date. Subject to the satisfaction of the conditions to the Financing, the aggregate proceeds from the Financing, together with the cash and cash equivalents available to Buyer, are sufficient to satisfy the Funding Obligations. Buyer have fully paid any commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Financing Commitments.

Section 5.4 Noncontravention. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with any provision of the organizational documents of Buyer, (ii) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (iii) subject to compliance with the HSR Act, violate any Law to which Buyer or any of its Subsidiaries are subject.

Section 5.5 Government Authorizations. Except for required filings under the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries or Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is party by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 5.6 Holding Company Act Status. Buyer is not (i) a “holding company,” (ii) a “subsidiary company” of a “holding company,” (iii) an “affiliate” of a “holding company,” or (iv) an “affiliate” of a “subsidiary company” of a “holding company” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

Section 5.7 Utility Status Under PURPA. Neither Buyer nor any of its Subsidiaries or any of its members or any of the members’ upstream owners is an electric utility or utilities, an electric utility holding company or companies, or any combination thereof as defined in the Public Utility Regulatory Policies Act of 1978, as amended.

Section 5.8 Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates which would have a Material Adverse Effect on Buyer, and there are no outstanding Injunctions, judgments, orders, decrees, rulings, or charges to which Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which would have a Material Adverse Effect on Buyer.

Section 5.9 Solvency. After giving pro forma effect to the transactions contemplated hereby, (i) the expected fair value of the assets of the Company Group, on a consolidated basis, will exceed its known debts and liabilities, subordinated, contingent or otherwise; (ii) the expected present fair saleable value of the property of the Company Group, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability its known debts and other known liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company Group, on a consolidated basis, is expected to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company Group, on a consolidated basis, is expected not to have unreasonably small capital with which to conduct the business in which the Company Group is engaged as such business is now conducted and is proposed to be conducted. For purposes of this Section 5.9, all contingent liabilities of the Company Group have been estimated in light of all the presently existing known facts and circumstances, and the amount of such contingent liabilities represents the amount that can reasonably be expected by Buyer to become an actual or matured liability.

Section 5.10 Brokers’ Fees. Except for Deutsche Bank Securities and Macquarie Capital, Buyer has no any obligation to pay any fees or commissions to any broker or finder or Person providing comparable or similar services with respect to the consummation of the transactions contemplated by this Agreement. Neither Parent, Seller nor any of their respective Affiliates has or will have any Liability for any such fees or commissions.

Section 5.11 Investment. Buyer is aware that the Shares being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is qualified as an “accredited investor” as such terms is defined in Rule 501(a) promulgated under the Securities Act, and Buyer is purchasing the Shares solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Shares. Buyer and its Subsidiaries and Affiliates will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.

Section 5.12 Information. Parent, Seller, and the Company Group have provided Buyer with such access to the facilities, books, records and personnel of each member of the Company Group and their Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the business and properties of the Company Group sufficiently to make an informed investment decision to purchase the Shares and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of Buyer’s purchase of the Shares and is capable of bearing the economic risks of such purchase. Subject to the terms and conditions set forth in this Agreement, Buyer agrees that Buyer will accept the Shares on the Closing Date based upon Buyer’s own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent or Seller, except as expressly set forth in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Company and Buyer.

(a) Conduct of the Company.

(i) Seller covenants and agrees that, except (i) as otherwise expressly permitted or required by this Agreement (including as described in Schedule 6.1(a) and the other matters expressly set forth in the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) as required by any change in applicable Law, (iii) to the extent necessary for Parent and Seller to effectuate the Pre-Closing Transactions or (iv) as otherwise approved in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, Seller will cause the Company (and each member of the Company Group) to (A) conduct the business of the Company Group in the ordinary course, (B) use commercially reasonable efforts to keep available the services of the officers of the Company Group and (C) use commercially reasonable efforts to maintain and preserve intact the business, organizations and relationships with customers, suppliers and others having business relationships with the Company Group in all material respects in order to preserve for Buyer to and after the Closing Date the business of the Company Group (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement).

(ii) Until the Closing, Seller covenants and agrees that except (i) as otherwise contemplated by this Agreement (including as described in Schedule 6.1(a) and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents, (ii) as required by any change in applicable Law, (iii) to the extent necessary for Parent and Seller to effectuate the Pre-Closing Transactions, (iv) as provided for in the Company’s annual or capital budgets for 2011 or 2012, true and correct copies of which have been made available in Data Room File 6.3.3, or (v) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller will cause each member of the Company Group not to take any of the following actions:

A.(1) amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws, partnership agreement or operating agreement, as applicable; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or issue any Rights to subscribe for or acquire any shares of its capital stock;

B. sell, transfer, lease or otherwise dispose of or encumber any of the material tangible assets or material properties pertaining to the business of the Company Group with a value in excess of $250,000 individually or $750,000 in the aggregate, other than recycling materials and the sale of used, obsolete or worn out equipment in the ordinary course of business;

C. settle any litigation (whether or not commenced prior to the date of this Agreement), other than settlements of the Retained Claims or other settlements that are consistent with the provisions of Sections 9.4 and 9.8;

D. enter into or materially amend or modify, or grant any waiver of any material right under, renew or terminate any Material Contract (or an agreement that would constitute a Material Contract if in effect on the date hereof), other than any of the foregoing entered into in the ordinary course of business consistent with past practice in respect of Material Contracts renewed on substantially similar terms as those in effect on the date hereof;

E. subject to Section 6.16(i), enter into or materially amend, modify, renew or terminate any Collective Bargaining Agreement;

F. make any change in the compensation payable or to become payable to any Business Employees or consultants or independent contractors (other than normal recurring increases in the ordinary course of business or pursuant to any Company Benefit Plans existing on the date hereof) or (ii) become a party to, establish, amend, commence participation in, terminate, or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement;

G. engage in any “Plant Closing” or “Mass Layoff” that gives rise to any notice obligations under the WARN Act;

H. permit any of the member(s) of the Company Group to (1) create, incur or assume any Company Debt in excess of $100,000 in the aggregate other than borrowings that will be paid off or satisfied at Closing and the incurrence of trade payables in the ordinary course of business, (2) make any loans or advances of cash or cash equivalents to any Person, other than any member of Seller Group or the Company Group or in the ordinary course of business, or (3) make any capital contributions to or equity investments in any Person other than any member of the Company Group;

I. impose any Liens upon any asset other than Permitted Liens;

J. except as may be required to meet the requirements of applicable Laws, IFRS or GAAP, change any accounting method or principle;

K. liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

L. purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

M. cancel or waive any material claims or rights;

N. to, or allow any member of the Company Group or any other member of the Affiliated Group to, (1) make, change or revoke any Tax election that relates to any Tax or Tax Return of any member of the Company Group, (2) amend any separate Tax Return of any member of the Company Group, (3) settle or resolve any Tax controversy, claim or assessment with respect to Taxes or Tax Returns of any member of the Company Group, (4) waive or extend any statute of limitations with respect to Taxes or Tax Returns of any member of the Company Group, or (5) surrender any right to claim a refund for Taxes of any member of the Company Group; in each case except to the extent any such action relates to an aspect of an Affiliated Group Tax Return the effect of which is not limited to the Company Group; or

O. agree or commit to do any of the foregoing.

(iii) Seller shall not be liable to Buyer in respect of any breach of this Section 6.1(a) in respect of the Joint Venture Companies, unless it could be prevented through the reasonable exercise of rights of any member of the Company Group pursuant to any shareholder or other agreements in place with its co-owners or the organizational documents of the Joint Venture Companies.

(iv) Prior to the Closing, Seller shall have the right to take or cause to be taken the following actions:

A. pay off or otherwise eliminate Company Debt; or

B. distribute cash dividends or withdraw cash (including Bahamas Cash) from the Company Group (and the Bahamas Joint Venture Company) in any other manner permissible under applicable Law, including by repurchase of Shares or reduction of capital.

(b) Conduct of Buyer. Buyer covenants and agrees that during the period commencing on the date hereof and ending on the Closing Date, Buyer will, and will cause each member of the Buyer Group to (A) conduct the business of the Buyer Group in the ordinary course and (B) maintain and preserve Buyer’s Subsidiaries as wholly-owned Subsidiaries and cause them to maintain and preserve in all material respects their respective assets.

Section 6.2 Access to Information. Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, if requested by Buyer, Seller shall, and shall cause the Company Group to, deliver to Buyer copies of the monthly unaudited interim consolidated balance sheets and statements of income and cash flows of the Company (which may be presented in accordance with IFRS) (subject to the absence of footnotes and to normal year-end adjustments) and such other Business information as Buyer may reasonably require to enable it to consummate the transactions contemplated by this Agreement. In addition, prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, if requested by Buyer, Seller shall provide Buyer and its representatives with reasonable access to the locations, facilities and employees of the members of the Company Group who have significant responsibility for the Business. Notwithstanding the foregoing, (i) Buyer’s review of such information and such access shall only be upon reasonable notice, shall be during normal business hours, shall not unreasonably disrupt personnel and operations of the business of the Company Group, and shall be conducted in compliance with all applicable Laws and all agreements to which Seller or any member of the Company Group is a party (which agreements Buyer is advised of by Seller), (ii) all requests for such information and such access shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests, (iii) neither Buyer nor any of its Affiliates or representatives shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any member of the Company Group without prior consultation with Seller and without ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted), and (iv) neither Buyer nor any of its Affiliates or representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of any member of the Company Group or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller.

Section 6.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives) to consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Consents (including Consents set forth on Schedule 3.2 and Schedule 3.5) or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Section 7.1(a) and (iii) consummating and making effective the transactions contemplated hereby. Neither Buyer and its Affiliates on the one hand, nor Seller and its Affiliates on the other hand, shall enter into or complete any transactions that could reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VII to be satisfied.

Section 6.4 HSR Act Compliance; Government Approvals.

(a) Buyer, Parent, and Seller shall timely and promptly cause to be made all filings which may be required under applicable Law by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated hereby, including those filings required for the satisfaction of the closing condition set forth in Section 7.1(b). In furtherance and not in limitation of the foregoing, each of the Parties agrees to file, and to cause each of their Affiliates to file in conjunction with such party, Notification and Report Forms under the HSR Act and similar applications with any other applicable Governmental Authority whose approval is required in connection with the consummation of the purchase by Buyer of the Shares as promptly as practicable following the date of this Agreement and in any event no later than five (5) Business Days following the date of this Agreement. Parent, Seller and Buyer agree, and shall cause each of their respective Subsidiaries and Affiliates, to (i) request in their respective Notification and Report Forms under the HSR Act for early termination of the waiting period under the HSR Act, (ii) cooperate and use their respective commercially reasonable efforts to obtain any governmental Consent required for the Closing (including through compliance with the HSR Act, (iii) respond to any governmental requests for information, and (iv) use commercially reasonable efforts to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, Injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority referred to in Section 7.1(b). Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act.

(b) Each of the Parties shall notify and keep the other Party advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party, or to its knowledge threatened, which challenges the transactions contemplated hereby. Subject to the provisions of Article X, Parent, Seller, and Buyer shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Buyer’s rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

(c) Buyer shall pay all of the filing fees associated with the HSR Act and any antitrust filings or notifications that may be required in jurisdictions outside of the United States (“International Competition Laws”). If all relevant waiting periods have not expired (or any necessary consents have not been obtained) pursuant to the HSR Act or any relevant International Competition Laws within 4 months after entering this Agreement (“Clearance Date”), Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or relevant International Competition Laws to enable the transactions contemplated by this Agreement to be consummated as expeditiously as possible after the Clearance Date, and in no event later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses (or otherwise taking or committing to take any action that limits the freedom of action with respect to, or its ability to retain, any businesses, product lines, or assets) as may be required in order to obtain any merger clearance under the HSR Act or any relevant International Competition Laws or to avoid the entry of, or to effect the dissolution of, any Injunction or other order in any suit or proceeding by any Governmental Authority or other Person, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement on or before the Termination Date.

Section 6.5 Public Announcements.

(a) Except to the extent otherwise required by applicable Law (and then only after consultation with Parent, Seller or Buyer, as the case may be), (a) at any time prior to the Closing none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party, and (b) the press release announcing the Closing shall be a joint release of, and shall not be issued prior to the approval of each of, the Parties. Following the Closing, either Party may issue such other press releases and make such other public announcements contemplated above, without the consent of the other Parties hereto.

(b) Notwithstanding the foregoing, Parent, Seller or their Affiliates shall not following the Closing disclose any confidential or proprietary information concerning any member of the Company Group or the Business unless required to do so by deposition, interrogatory, subpoena, civil investigative demand, regulatory review, or similar process in accordance with applicable Law, and only to the extent that Parent or Seller shall have first provided Buyer with prompt prior notice of, and the terms of and circumstances surrounding, such requirement to the extent permitted by applicable Law; provided further that the foregoing exception shall not apply to any portion of any confidential or proprietary information that (x) is or becomes generally available to the public through no action by Parent, Seller or their Affiliates, (y) is or becomes available to Parent, Seller or their Affiliates on a nonconfidential basis from a source, other than any member of the Company Group or Person involved in the Business, that Parent, Seller or their Affiliates believe, after reasonable inquiry, was not prohibited from so disclosing such portion by a contractual, legal or fiduciary obligation, or (z) is independently developed by Parent, Seller or their Affiliates without reference to such confidential or proprietary information. The provisions of this Section 6.5(b) shall survive for two (2) years after the Closing.

Section 6.6 Notification of Certain Matters. Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Party after it obtains Knowledge of: (i) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder.

Section 6.7 Post-Closing Access; Preservation of Records. From and after the Closing, Buyer will make or cause to be made available to Seller all books, records, Tax Returns and documents of the Company Group (and the assistance of employees responsible for such books, records and documents or whose participation that Seller determines is otherwise reasonably necessary or desirable in connection therewith) during regular business hours, upon reasonable notice as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Government Authorities or (iii) such other purposes for which access to such documents is believed by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Company Group. Buyer will cause the Company Group to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) seven years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period by providing Seller with not less than twenty (20) days written notice of Buyer’s intention to destroy or dispose of such records so that Seller may exercise its rights to obtain such records within such twenty (20) day period. Seller shall be responsible for all out of pocket costs and expenses reasonably incurred by any member of the Company Group in connection with complying with the terms of this Section 6.7. The proviso in the penultimate sentence of Section 6.5 and the final sentence of Section 6.5 shall be equally applicable to this Section 6.7.

Section 6.8 Insurance.

(a) General. Following the Closing, the Seller Policies and the Other Policies shall be and remain the primary liability and casualty insurance for any claim against any member of the Company Group, in respect of an incident occurring prior to the Closing Date. As of the Closing Date, insurance requirements of the Company Group shall be the sole responsibility of Buyer. As of July 1,

2012, Parent and Seller have caused the first named insured under Seller Policies relating to workers’ compensation, general liability, excess liability, and automobile coverage to be the Company. Subject to the foregoing, effective as of the Closing Date, Parent and Seller will cause the termination of all coverage under Seller Policies (other than those Seller Policies relating to workers’ compensation, general liability, excess liability, and automobile coverage) relating to the Company Group, the Business or any member of the Company Group’s assets and current or former employees and directors of the Company Group in respect of the operation of the Business after the Closing.

(b) Certain Pre-Closing Events. To the extent that any claims arise under insurance policies issued by third-party insurers and owned by or covering any member of the Company Group with respect to occurrences arising prior to the Closing Date, such member shall make claims, through Seller and with the prior consent of Seller (which consent shall not be unreasonably withheld), under such policies without regard to any other provision hereof, but subject to such conditions set forth in any such policies, including all reporting and notice requirements thereof. Buyer shall be responsible to undertake reporting and administrative handling of such claim under such policies, including the posting of any collateral required under such policies. Buyer and the Company Group shall be responsible for, and neither Buyer nor any member of the Company Group shall have the right to make a claim against the Seller Group with respect to, any “self-insured” or “self-funded” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by any member of the Company Group prior to, on or after the Closing Date, regardless of the date on which the claim is made.

(c) No Representations, Warranties or Covenants. Except for the representations and warranties set forth in Section 3.13, Parent and Seller make no representations, warranties or covenants regarding the scope, availability or amount of coverage under any insurance policy, and shall not have any responsibility, and shall not be held liable, for the actions of the insurers under insurance policies, including with regard to those claims submitted by Buyer or any member of the Company Group.

(d) Information. To the extent that after the Closing Date either Party reasonably requires any information from the other Party regarding claims data, payroll or other information in order to make filings with insurance carriers or self insurance regulators, the other Party will use its commercially reasonable efforts to promptly supply such information.

Section 6.9 Director and Officer Indemnification; Insurance.

(a) For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall cause the Company Group to indemnify and hold harmless the officers and directors of any member of the Company Group who held any such position at any time on or prior to the Closing (collectively, “Indemnified Officers”) in respect of acts or omission occurring prior to the Closing to the same extent as would have been permitted in the organization documents of the applicable member of the Company Group immediately prior to Closing, and Buyer shall cause the applicable member of the Company Group to maintain, for six (6) years from and after the Closing, indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the Closing. Without limiting the foregoing and in connection therewith, the applicable member of the Company Group shall, and Buyer shall cause such member of the Company Group to, periodically advance or reimburse each Indemnified Officer for all reasonable fees and expenses of counsel as such fees and expenses are incurred.

(b) Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverages and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those in existing policies; provided, that in no event shall the Company or any its Subsidiaries be required to pay annual premiums for any such director’s and officer’s liability policy in excess of 300% of the annual premium of such policy in effect as of the date hereof and if such premiums for comparable coverage would exceed such limit then the Company will obtain the maximum coverage available within such limit. The Company may, with the consent of Buyer, but shall not be obliged to, acquire a six (6) year tail policy for the Persons currently covered by the Company’s directors’ and officers’ liability insurance policy that is consistent with the preceding sentence. If acquired, such policy shall be prepaid at the Closing, or if the Company should so elect, any time after Closing, and shall be non-cancelable. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.9.

Section 6.10 WARN Act. For the ninety-one (91)-day (inclusive) period immediately following the Closing Date, should Buyer cause any successor or permitted assign of any portion of the Company Group to engage in a “Plant Closing,” “Mass Layoff” or other termination of its employees that gives rise to any notice obligations under the WARN Act, Buyer shall cause the successor or assign to comply with such obligations following the Closing Date. Should such notices be required on or before the Closing Date, Buyer may request that Seller or the Company Group provide appropriate and timely notices prior to the Closing Date in compliance with such obligations, and Seller or Company Group shall provide such notices upon request. Buyer shall indemnify Parent and Seller with respect to any Liability arising under the WARN Act with respect to employees terminated from the Company Group, its successors or assigns following the Closing Date and with respect to notice obligations arising after the Closing Date, provided that, in either case, the Seller or Company Group has complied with Buyer’s requests for Seller or the Company Group to provide appropriate and timely notices on or before the Closing Date.

Section 6.11 Disclosure Schedule Supplements.

(a) From time to time commencing on the date of this Agreement and until the Closing Date, the Company and Seller shall deliver to Buyer written notice of any event or development that would render any representation or warranty of the Company or Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete due to the events or circumstances occurring after the date hereof such that the condition set forth in Section 7.3(a) would not reasonably be expected to be satisfied at Closing (each, a “Seller Schedule Supplement”). No Seller Schedule Supplement shall be deemed to cure any representation or warranty for purposes of or effect a waiver of the condition set forth in Section 7.3(a); however, if a Seller Schedule Supplement is delivered to Buyer by the Company or Seller and the Closing occurs in accordance with the terms of this Agreement, then Buyer shall not be entitled to seek indemnification in respect of the matters set forth on such Seller Schedule Supplement.

(b) From time to time commencing on the date of this Agreement and until the Closing Date, Buyer shall deliver to Seller written notice of any event or development that would render any representation or warranty of Buyer in this Agreement (including the Disclosure Schedule) inaccurate or incomplete due to the events or circumstances occurring after the date hereof such that the condition set forth in Section 7.2(a) would not reasonably be expected to be satisfied at Closing (each, a “Buyer Schedule Supplement”). No Buyer Schedule Supplement shall be deemed to cure any representation or warranty for purposes or effect a waiver of the condition set forth in Section 7.2(a);

however, if a Buyer Schedule Supplement is delivered to Seller by Buyer and the Closing occurs in accordance with the terms of this Agreement, then Seller shall not be entitled to seek indemnification in respect of the matters set forth on such Buyer Schedule Supplement.

Section 6.12 Tax Matters. Annex I hereto sets forth the Parties’ agreement with respect to certain matters related to Taxes.

Section 6.13 Names Following Closing.

(a) Buyer acknowledges that all rights to the name “Veolia,” “Onyx,” and all other Recognition Marks listed in Schedule 6.13, as well as other Intellectual Property related thereto, shall remain with the Seller Group, and will not be transferred to Buyer pursuant to this Agreement.

(b) As soon as practicable and no later than the deadlines set forth in this Section 6.13(b), Buyer shall:

(i) on the Closing Date change the name of the Company to exclude the word “Veolia”;

(ii) within seven (7) Business Days after the Closing Date change the names of all relevant members of the Company Group to exclude the word “Veolia”;

(iii) take such action as may be necessary in order for the registration of all domain names that are currently held by any member of the Company Group and that contain the word “Veolia” to be transferred to Seller or Persons nominated by Seller within one (1) month after the Closing Date;

(iv) within three (3) months after the Closing Date remove all Recognition Marks from any website, domain name, headed paper, invoice, fax, publicity material and other written documents of the Company Group and destroy any stocks of such documents in existence at that date;

(v) use reasonable best efforts within six (6) months after the Closing Date to, and in any event no later than nine (9) months after the Closing Date (the “Section 6.13(b)(v) Period”) shall, remove all Recognition Marks and the word “Veolia” from any asset of the Company Group (other than (I) residential containers and (II) vehicles that are classified as spares in the Data Room), and change any workwear used by personnel of the Company Group to exclude the word “Veolia” and any Recognition Mark;

(vi) otherwise take any commercially reasonable steps required to ensure that any links between the business sold and the remaining companies within the Seller Group are removed, and to ensure that the Company Group does not after the Closing Date use any corporate or trade names which are similar to or which may reasonably be confused with the name “Veolia”, or use any logo or other mark which is similar to or which may reasonably be confused with any of the Recognition Marks; and

(vii) to the extent requested by Parent or Seller, within 10 days of such request, transfer to Seller or any company nominated by Seller, any rights to the name “Veolia” or any of the Recognition Marks or other relevant Intellectual Property that for whatever reason has remained with any member of the Company Group after the Closing Date.

Section 6.14 Consents to Assignments; Shared Contracts.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of another Person thereto, would constitute a default or violation thereof, or would in any way adversely affect the rights of Buyer or its Affiliates under such Contract, claim or right. If any transfer or assignment by Parent or Seller or their Affiliates to Buyer or its Affiliates, or any assumption by Buyer or its Affiliates, of any interest in, or Liability, obligation or commitment under, any Contract requires the Consent of another Person (an “Applicable Consent”), then such transfer or assignment or assumption shall be made subject to such Applicable Consent being obtained. If any Applicable Consent is not obtained prior to the Closing, then the Closing shall nonetheless take place on the terms set forth herein, subject to the satisfaction of the conditions set forth in Article VII.

(b)(i) If requested by Buyer, Parent and Seller shall use commercially reasonable efforts to obtain as promptly as practicable all Consents of the counterparties under the Shared Contracts listed on Schedule 6.14(b) (each, a “Separation Consent”) if required to separate the rights and obligations under the Shared Contracts relating to the Company Group from the rights and obligations relating to the businesses retained by Parent or Seller and their Affiliates after the Closing Date. Buyer shall provide or cause to be provided commercially reasonable assistance to Parent and Seller in connection with obtaining the Separation Consents.

(ii) Unless and until any Applicable Consent or Separation Consent is obtained with respect to a Contract or a Shared Contract, Parent and Seller shall, or shall cause their Affiliates to, enter into an arrangement (a “Pass-Through Arrangement”) with Buyer under which Buyer or its Affiliates shall obtain (without infringing upon the legal rights of the counterparties under the Contracts or Shared Contracts or violating any applicable Law) the economic claims, rights and benefits, and Buyer or such Affiliates shall become responsible for the obligations arising from and after the Closing Date (including, if applicable, the payment of rent) under the applicable Contract or Shared Contract (only with respect to the rights and obligations relating to the Company Group). Buyer may elect to terminate a Pass-Through Arrangement at any time. Notwithstanding the foregoing, in no event shall Parent or Seller be required to enter into or maintain any Pass-Through Arrangement after the second anniversary of the Closing Date.

(c) For a period commencing at the Closing and continuing for the duration of the applicable contractual commitment, the Company Group shall provide services to the Seller Group, and the Seller Group shall provide services to the Company Group, under the applicable Shared Contracts at the prices and on the terms in effect as of the date hereof. Each Party shall provide the other Party with (i) all information necessary to enable the other Party to operate in accordance with this Section 6.14(c), including to the extent available a copy of the related customer contract, (ii) all data and information required to be included in any bid or proposal of the other party, and (iii) all information necessary to enable the other Party to invoice customers.

(d) From and after the Closing Date until the end of the periods specified in Section 6.14(c):

(i) Buyer shall indemnify and hold harmless, and cause the Company Group to indemnify and hold harmless, Parent and Seller from and against any and all liabilities incurred in connection with any claim or action pertaining to the provision of services by the Company Group pursuant to Section 6.14(c), except for liabilities arising from the willful misconduct or gross negligence of Parent, Seller, or the Seller Group; and

(ii) Parent and Seller shall indemnify and hold harmless the Company Group from and against any and all liabilities incurred in connection with any claim or action pertaining to the provision of services by the Seller Group pursuant to Section 6.14(c), except for liabilities arising from the willful misconduct or gross negligence of Buyer or the Company Group.

(e) Nothing in this Section 6.14 shall limit Buyer or Seller’s obligations under Section  6.3, or Seller or its Affiliates’ obligations under the Transition Services Agreement.

Section  6.15 Transition Services. Between the date of this Agreement and the Closing Date, the Parties shall negotiate in good faith to finalize the list of Transition Services (as defined in the Transition Services Agreement) set forth on Annex A to the Transition Services Agreement. The final Annex A to the Transition Services Agreement will be attached to the definitive form of such agreement executed at Closing and shall provide the following services under the Transition Services Agreement for a period of six (6) months after the Closing Date (the “Initial Transition Period”) at no cost to Buyer: an IT environment, SSC environment, and payroll environment necessary for supporting the Business in a manner consistent with the manner of support provided by Parent prior to Closing (the “Initial Transition Services”). For a period of six (6) months following the Initial Transition Period, Seller shall provide the Initial Transition Services at a cost per such Initial Transition Service requested by Buyer to be negotiated in good faith and agreed by the Parties. The Initial Transition Services and all services otherwise reflected in the Transition Services Agreement shall be provided using Parent’s and Seller’s existing contracts, licenses and other assets. Parent and Seller shall also assist Buyer with the separation and segregation of the IT Assets transferred by Seller to Buyer pursuant to Section 6.23 at no cost to Buyer; provided, however, that the Initial Transition Services and the services otherwise reflected in the Transition Services Agreement shall not otherwise include, nor shall Parent nor Seller otherwise provide, services involved in the migration from Seller’s overall IT environment to Buyer’s systems unless Parent, Seller and Buyer shall negotiate a separate fee to be paid by Buyer to Parent and Seller for such services. All services contemplated by this Section 6.15 and otherwise reflected in the Transition Services Agreement shall terminate on the twelve (12) month anniversary of the Closing Date.

Section 6.16 Employees and Employee Benefits.

(a) On the Closing Date, Buyer shall make offers of employment to all Non-Company Group Employees. On the Closing Date, the Non-Company Group Employees who accept Buyer’s offer of employment and the employees of the Company Group (together, the “Business Employees”) shall cease participating in any Company Benefit Plans that are not sponsored or maintained by any member of the Company Group. From the Closing Date until the date that is eighteen (18) months following the Closing Date, Buyer shall, or shall cause one of its Affiliates or the Company Group to, (i) provide Business Employees who are not covered by a Collective Bargaining Agreement with compensation arrangements (including base salary, bonus and commissions) and employee benefit plans, programs and arrangements that are substantially comparable, in the aggregate (as determined without reference to any specific type of benefit or any specific Business Employee), to those provided to the Business Employees immediately prior to the Closing Date, and (ii) honor all employment, severance or similar agreements to which the Business Employees are party. Further, Buyer shall, or shall cause one of its Affiliates or the Company Group to, continue in effect in accordance with their terms, the Company’s 2012 Management Incentive Plan and all other 2012 annual bonus plans or programs that are sponsored or maintained by the Company Group and shall honor all obligations under all such plans and programs and shall pay all amounts that become due thereunder.

(b) Buyer shall, or shall cause its Affiliates to, recognize each Business Employee’s service with the Company Group or its Affiliates as service with Buyer and its Affiliates, as applicable, for all purposes (other than for benefit accrual purposes under any defined benefit pension plan) under Buyer’s and its Affiliates’ employee benefit plans, programs or arrangements in which the Business Employees will be entitled to participate on or after the Closing Date (the “Buyer’s Plans”) to the extent that such service was credited under the equivalent Company Benefit Plans. Buyer shall, or shall cause its Affiliates to, waive any pre-existing condition limitations and eligibility waiting periods under Buyer’s Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Company Benefit Plans as of the Closing Date) and shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Business Employees and their respective spouses and dependents during the calendar year in which the Closing occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant Buyer’s Plans.

(c) To the extent Business Employees participate in a dependent care or medical expense reimbursement account under a Company Benefit Plan (“Seller’s Flexible Account Plan”) during the calendar year that includes the Closing, Buyer shall establish (or cause its Affiliates, if applicable, to establish) one or more comparable plans (“Buyer’s Flexible Account Plan”), and Buyer’s Flexible Account Plan shall (i) assume the obligations of the Seller’s Flexible Account Plan with respect to Business Employees as of the Closing Date and (ii) provide the same level of dependent care and medical expense reimbursement account benefits as those provided under Seller’s Flexible Account Plan at least through the end of the plan year in effect as of the Closing. Buyer shall be responsible for all liability for and administration of reimbursement claims that have not been received by Parent, Seller, or one of their Affiliates as of the date of the Closing, regardless of when the claim was incurred. Parent shall transfer to Buyer accumulated net contributions to any such account that covers a Business Employee.

(d) Buyer shall have the sole responsibility for “continuation coverage” benefits provided after the Closing for all Business Employees and “qualified beneficiaries” of Business Employees for whom a “qualifying event” occurs after the Closing Date. Seller shall retain responsibility for any qualifying event occurring prior to the Closing Date or in connection with the transactions contemplated herein. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA. Parent and Seller shall be solely responsible for providing medical, dental, and vision benefits on or after the Closing Date to any Business Employee who becomes entitled to such benefits upon such Business Employee’s termination of employment on the Closing Date pursuant to the terms of any employment agreement amendment to which both Parent and Company are parties.

(e) As soon as practicable after the Closing Date, Buyer shall establish a defined contribution plan for the benefit of the Business Employees and/or allow the Business Employees to participate in a defined contribution plan Buyer presently maintains (in either case, the “Buyer’s 401(k) Plan”). As soon as reasonably practicable after the Closing Date, Parent and Seller shall cause to be transferred from the Veolia Environmental Services North America Corp. 401(k) Retirement Plan to the Buyer’s 401(k) Plan in a spinoff/merger transaction liability for the vested and unvested account balances, including any outstanding loans, of the Business Employees, together with cash (or other assets acceptable to the trustee of the Buyer’s 401(k) Plan) equal to such liability, and Buyer shall cause the Buyer’s 401(k) Plan to accept such transfer. The obligations of Parent, Seller, and Buyer under the preceding sentence are conditioned upon the receipt from the other of a current favorable Internal Revenue Service determination letter or opinion letter with respect to the other’s 401(k) plan (or such other evidence of the tax-qualified status of such plan as Buyer, Parent, or Seller may provide).

(f) Parent and Seller shall retain the responsibility for payment of all covered medical and dental claims under the Veolia Environmental Services North America Employee Health Benefit Plan with respect to Business Employees to the extent such claims were incurred (i) prior to the Closing Date or (ii) during a continuous period of hospitalization which commences prior to the Closing Date and ends after the Closing Date, and in each such case Buyer shall not be responsible for payment of such claims or expenses.

(g) From and after the Closing, Buyer shall be responsible for providing short-term disability benefits and long-term disability benefits to those Business Employees who become disabled on or after the Closing Date, to the extent consistent with applicable benefit plans. Parent and Seller shall retain responsibility for providing short-term disability benefits and long-term disability benefits to those Business Employees who, prior to the Closing Date, had qualified for short-term disability benefits or long-term disability benefits under the terms of the applicable Company Benefit Plan.

(h) Nothing herein expressed or implied shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent, Seller, or any of their Affiliates or any other Person other than the Parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, Seller, or any of their Affiliates or Buyer, (iv) require the Buyer or any member of the Buyer Group to maintain any employee benefit plan, program or coverage described in this Section 6.16 for any period of time after the Closing or (v) impede the Buyer or any member of the Buyer Group from being able to amend or terminate any employee benefit plan program or coverage at any time or to terminate the employment of any Business Employee.

(i) To the extent that the terms of any Collective Bargaining Agreement provide requirements or benefits that differ from those set forth in this Section 6.16, such terms shall govern in lieu of this Section 6.16. In cases where benefit plans or benefit coverages provided to Business Employees covered by Collective Bargaining Agreements are maintained under Company Benefit Plans that are sponsored or maintained by a member of the Seller Group, prior to the Closing Buyer will bargain and negotiate in good faith and use its commercially reasonable efforts to enter into written agreements with any labor unions representing such Business Employees to substitute the benefit plans or benefit coverages provided by the Seller Group under such Collective Bargaining Agreements with benefit plans or coverages of Buyer and that otherwise comply with the applicable Collective Bargaining Agreement.

(j) Prior to the Closing Date, any member of the Company Group required to provide notice of the transactions contemplated by this Agreement or engage in bargaining with respect to the effects of the transactions pursuant to any employment Law or collective bargaining agreement will timely provide such notice and engage in such bargaining (subject to Section 6.1(a)(ii)(E)).

Section 6.17 Financial Obligations.

(a) Schedule 6.17(a) sets forth a list of (i) all Financial Assurance Instruments outstanding as of the date hereof issued for the benefit of a member of the Company Group and under which Parent, Seller, or any Affiliate of Parent or Seller (other than a member of the Company Group) may bear the ultimate responsibility to make payments (“Company Financial Assurance Instruments”), and (ii) each Contract that obligates Parent, Seller, or their Affiliates (other than a member of the Company Group) to reimburse or indemnify any Person that is an obligor on, or otherwise liable with respect to, any Company Financial Assurance Instruments as of the date hereof (“Seller Credit Support Obligations”). Schedule 6.17(a) will be supplemented as required from time to time prior to the Closing Date.

(b) On or before the Closing Date, Buyer shall negotiate in good faith with Evergreen or such other indemnity company as Buyer may elect, and otherwise at their sole cost and expense, use their best efforts to substitute Buyer’s Financial Assurance Instruments for the Company Financial Assurance Instruments and Seller Credit Support Obligations listed in Schedule 6.17(a) or provided by Parent or Seller to any member of the Company Group after the date hereof and of which Parent or Seller gives Buyer written notice no later than ten (10) Business Days prior to Closing. No later than ten (10) Business Days following the Closing, Buyer shall, at its sole cost and expense, substitute Buyer’s Financial Assurance Instruments for any Company Financial Assurance Instruments and Seller Credit Support Obligations provided by Parent or Seller to any member of the Company Group after the date hereof and of which Parent or Seller gives Buyer written notice within ten (10) Business Days prior to Closing. Such substitutions shall include the assumption by Buyer of, and the release of Parent, Seller, and their Affiliates of all of their respective obligations under, the Company Financial Assurance Instruments and Seller Credit Support Obligations and shall be in form and substance satisfactory to Parent and Seller.

(c) If any Company Financial Assurance Instruments or Seller Credit Support Obligations have not been released as of the Closing (“Remaining Obligations”), Buyer shall deliver to Parent and Veolia Environnement at the Closing an irrevocable standby letter of credit in favor of Parent and Veolia Environnement in a stated amount equal to the sum of the aggregate amount of the Remaining Obligations plus 5% of such amount (the “Letter of Credit”). The Letter of Credit shall: (i) be issued by (x) Bank of America NA, (y) a bank organized under the laws of and maintaining its principal office in the United States, or (z) a United States branch of a bank organized under the laws of another jurisdiction, in each case for (y) and (z) the long-term unsecured debt obligations (not subject to any credit enhancement) of which are rated A+/A1 or better by S&P and A1/P1 or better by Moody’s, or a bank acceptable to Parent and Veolia Environnement in their sole and absolute discretion, (ii) have an expiration date not later than twelve (12) months after the Closing, (iii) be subject to one or more drawings by Parent and/or Veolia Environnement, from time to time, on not later than three (3) Business Days’ Notice to Buyer in the event that (A) Parent, Seller, or any of their Affiliates is required to make any payment pursuant to or in connection with any of the Remaining Obligations, (B) there are unpaid amounts due to Seller pursuant to Section 6.17(d), such drawings to be in an amount or amounts equal to such payment or payments or unpaid amounts and to be subject to no other drawing conditions, or (C) Buyer has not substituted all the Remaining Obligations twenty (20) calendar days prior to the expiration of the Letter of Credit, such drawings to be equal to the outstanding total commitment under the Letter of Credit and to be subject to no other drawing conditions, (iv) be subject to periodic, but not more frequently than monthly, reductions in stated amount to the extent that any Remaining Obligations are thereafter released, and (v) be in the form attached hereto as Exhibit B or in a form satisfactory to Parent and Veolia Environnement in their sole and absolute discretion. Buyer shall cause such Letter of Credit to be maintained for the benefit of Parent and Veolia Environnement until all of the Remaining Obligations are released in full and all amounts payable pursuant to Section 6.17(d) are indefeasibly paid in full. Upon such release and payment, Parent and Veolia Environnement shall cause the Letter of Credit to be promptly returned to Buyer, or upon notice from Buyer, to the issuing bank for cancellation and shall provide to Buyer evidence of such return.

(d) Buyer acknowledges that if any of the Remaining Obligations are not released on or before the Closing, Parent and Seller will incur substantial costs, including incurring additional interest and financing charges on funds required to be obtained by Parent and Seller, reduction of return on Parent and Seller’s equity, and other operating costs and charges. With respect to any Remaining Obligations that remain outstanding after the Closing, Buyer shall pay to Seller (x) Parent’s and Seller’s actual costs and expenses of continuing to maintain the Remaining Obligations outstanding, and (y) as an additional fee to Seller (“Additional Fee”) the Daily Rate for each such calendar day (or part thereof) thereafter until all such Remaining Obligations are released. Any amounts that Buyer are obligated to pay to Seller under this Section 6.17(d) shall (A) be in addition to Parent’s and Seller’s ability to immediately draw the full then-stated amount of the Letter of Credit in accordance with its terms and (B) be payable on a monthly basis by the third day of the month following the month in which such amounts accrue. The “Daily Rate” shall be a dollar amount determined as the product of (i) (w) after 10 Business Days following the Closing and before 30 calendar days following the Closing, 0.5% per annum, (x) after 30 calendar days following the Closing and before 60 calendar days following the Closing, 0.75% per annum, (y) after 60 calendar days following the Closing and before 90 calendar days following the Closing, 1% per annum, and (z) after 90 calendar days following the Closing Date, 1.25% per annum and (ii) the aggregate amount of Parent’s, Seller’s, and their Affiliates’ Liabilities under the Remaining Obligations not released as of such day.

Section 6.18 New Jersey Public Utility Approvals and Licensing and Integrity Review. Buyer, Parent and Seller shall timely and promptly (1) cause to be made all filings which may be required under the Solid Waste Utility Regulations set forth in N.J.A.C. 7:26H et. seq. in connection with the consummation of the transactions contemplated hereby and obtain all corresponding approvals (the “NJDEP Approvals”) from the New Jersey Department of Environmental Protection (the “NJDEP”), and (2) submit to the NJDEP all disclosures and other documents to satisfy the licensing and integrity review process mandated by N.J.S.A. 13:1E-126 et. seq. and N.J.A.C. 7:26-16.1 et. seq.

Section 6.19 Preliminary Title Reports; Surveys. Buyer acknowledges that Seller has made available to Buyer a preliminary title commitment for each Material Owned Real Property, prepared by Chicago Title Insurance Company (in such capacity, the “Title Company”), together with all documents referenced as exceptions in each such commitment (the “Title Commitments”). In its sole discretion and at its sole expense Buyer may order a current survey for such Material Owned Real Property, in form reasonably satisfactory to Buyer and the Title Company (collectively, the “Surveys”). Seller shall reasonably cooperate with Buyer so it can obtain the Surveys and, if Buyer elects in its sole discretion and at its sole expense, owner’s policies of title insurance issued by the Title Company, including by executing such Consents or other instruments as may be reasonably requested by the Title Company in connection therewith and providing reasonable access to the Material Owned Real Property to the surveyors. Seller further covenants and agrees that it shall (and shall cause the Company Group to) make commercially reasonable efforts to obtain, on or before the Closing Date, recordable satisfactions, reconveyances, releases and discharges, as applicable, of any mortgages, deeds of trust, deeds to secure debt and similar instruments that secure indebtedness previously repaid in full that are disclosed in any Title Commitment as an encumbrance upon the interest of the Company Group in the real property described therein.

Section 6.20 Equipment Leases. Schedule 6.20 sets forth a list of the leases for certain rolling stock and equipment used in the Business and to which Parent, Seller, or the Company are party (such leases, as amended being the “Equipment Leases”). Prior to the Closing Date, Parent and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to exercise the early buyout options contained in the Equipment Leases and the Equipment Lease Amendments as may be necessary to transfer title to the equipment that is subject of the Equipment Leases to the Company Group, free and clear of all Liens (the “Early Buyout Options”).

Section 6.21 Pre-Closing Transactions. Prior to the Closing Date, Parent, Seller, and the Company shall be permitted to, and shall be permitted to cause the relevant members of the Company Group to, effect the reorganizations and transfers set forth on Schedule 6.21 (the “Pre-Closing Transactions”). Without limitation of the foregoing, prior to the Closing Date and upon no less than five

(5) Business Days’ notice to Buyer, Parent, Seller, and the Company may, and may permit any member of the Company Group to, make such other organizational and structural changes and enter into such transactions with members of the Company Group, in each case, as may be reasonably required or desirable to consummate or expedite the transactions contemplated by this Agreement and to satisfy the requirements of applicable Law, including conversion of corporations to limited liability companies, transferring assets of the Company Group to newly-formed entities and/or incorporating new entities and making contributions in exchange for share capital thereof, provided that no such changes shall adversely affect the net Tax position of the Company Group arising out of the transactions contemplated hereby or the operation of the Business following the Closing Date. If the Company is converted to a limited liability company prior to the Closing, all references to “Shares” shall be deemed to mean and include limited liability company interests and not shares of common stock.

Section 6.22 Financing; Financing Cooperation.

(a) Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things commercially reasonable to timely arrange and obtain the Financing on the terms and conditions described in the Debt Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitments if such amendment, modification or waiver would, or would reasonably be expected to, delay or prevent the Closing Date.

(b) Seller shall cause the Company Group to provide reasonably promptly, and shall use its commercially reasonable efforts to cause the officers, employees and advisors of the Company Group to provide reasonably promptly, in connection with the Financing, such reasonable cooperation, at Buyer’s sole expense, as is customary for debt financings of the type to be obtained by Buyer in connection with the transactions contemplated hereunder and as may be reasonably requested by Buyer, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company Group, (iii) assisting with the preparation of customary offering documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials (collectively, the “Financing Materials”), (iv) requesting assistance and cooperation of the Company Group’s independent accountants, including participating in a reasonable number of drafting and accounting due diligence sessions and providing consents for the use of their reports in materials related to the financing and customary “comfort” letters (including “negative assurance” comfort) with respect to the financial information to be included in any offering memorandum, and providing such accountants with any documentation reasonably requested by them in connection therewith, and (v) facilitating the pledging of collateral (which shall only be effective at Closing); provided, however, that nothing herein shall require (I) any member of the Seller Group or its officers, employees and advisors, to enter into any definitive agreement in connection with the Financing, or (II) with respect to the Company Group, except in connection with the Closing of the Financing, enter into any definitive agreement in connection with the Financing, or (III) Seller or the Company Group or the officers, employees and advisors of Seller or the Company Group, as the case may be, to (x) take any action that would be effective prior to the Closing to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company, (y) pay any commitment or other similar financing fee, or (z) unless promptly reimbursed by Buyer, incur any expenses in connection with the Financing. Buyer shall, other than in the case of a judicial determination that Seller has committed willful misconduct, indemnify and hold harmless Seller and the Company Group, and the officers, employees and advisors of Seller and the Company Group, from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of, or otherwise in connection with, the Financing and any information used in connection therewith (other than information relating to the Seller Group and provided to Buyer in writing specifically for use in connection with the Financing).

(c) Nothing set forth in this Section 6.22 shall limit or derogate from the rights and obligations of the Parties under Article IX.

Section 6.23 Transfer of Certain IT Assets. On the Closing Date, Parent and Seller shall transfer to Buyer, without additional consideration, the IT Assets described in Schedule 6.23. The Parties acknowledge that Schedule 6.23 represents an estimation of IT Assets that are on Seller’s books that relate to, or are used in connection with, the Business and that are available for transfer to Buyer. Prior to the Closing, the Parties shall reasonably cooperate to finalize such Schedule 6.23 to appropriately and fairly allocate shared IT Assets to enable Buyer to acquire the segregable IT Assets that are necessary for it to operate the Business (exclusive of IT network and general IT environment-related assets).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer, Parent and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing Date of each of the following conditions:

(a) No Adverse Order. There shall be no Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains in any material respect or prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligation of Parent and Seller. The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent and Seller) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 5.1 (first two sentences), Section 5.2, Section 5.4(i), and Section 5.10 of this Agreement shall be true and correct in all material respects (except for representations or warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (ii) the representations and warranties of Buyer contained in all other Sections of Article V of this Agreement shall be true and correct in all respects (disregarding all qualifications contained therein relating to materiality, including by reference to Material Adverse Effect) on the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Effect on the Buyer Group, and Seller shall have received a certificate from Buyer signed by a duly authorized officer of Buyer confirming the information in this Section 7.2(a) as of the Closing Date.

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing, and Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the foregoing as of the Closing Date.

(c) Purchase Price. Buyer shall have delivered the Closing Payments to Seller by wire transfers in immediately available funds.

(d) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer under Section 2.5(b).

Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Parent’s and Seller’s Representations and Warranties. (i) The representations and warranties of Parent and Seller contained in Section 3.8 of this Agreement (the liability for which are not covered by Seller’s indemnification obligations set forth in Annex I) and the Fundamental Representations shall be true and correct in all material respects (except for representations or warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (ii) the representations and warranties of Parent and Seller contained in all other Sections of Article III and Article IV of this Agreement shall be true and correct in all respects (disregarding all qualifications contained therein relating to materiality, including by reference to Material Adverse Effect) on the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except, in the case of clause (ii), to the extent that the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Effect on the Company Group, and Buyer shall have received a certificate from Parent and Seller signed by a duly authorized officer of Seller confirming the information in this Section 7.3(a) as of the Closing Date.

(b) Covenants and Agreements of Parent and Seller. Parent and Seller shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing, and Buyer shall have received a certificate signed by a duly authorized officer of Parent and Seller confirming the foregoing as of the Closing Date.

(c) Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.5(a).

Section 7.4 Frustration of Closing Conditions. Neither Buyer, Parent nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith, use commercially reasonable efforts to cause the Closing to occur as required by Section 6.3, or otherwise perform its obligations under this Agreement.

Section 7.5 Effect of Certain Waivers of Closing Conditions. If, prior to the Closing any Party (the “Waiving Party”) has knowledge of any breach by the other Party of any representation, warranty or covenant contained in this Agreement and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to sue for damages or to assert any other right or remedy for any loss arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VIII

LIMITATIONS

Section 8.1 Waiver of Damages. Notwithstanding anything to the contrary contained in this Agreement, Parent, Seller and Buyer agree that (i) the recovery by any Party of any Damages suffered or incurred by such Party as a result of any breach by the other Party of any of its representations, warranties, or obligations under this Agreement shall be limited to the direct, actual damages suffered or incurred by such Party as a result of the breach by the breaching Party of its obligations hereunder and (ii) in no event shall any Party have any Liability to any other Party except (A) if there is a Closing, as expressly provided in Article IX and (B) if there is no Closing, for Damages incurred or suffered by such Party for any breach by the other Party of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement to the extent such breach resulted in the failure of the Closing to occur, subject to any other express limitations set forth in this Agreement.

Section 8.2 Consequential Damages. Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, but subject to Article X, (i) no member of the Seller Group and no member of Buyer Group will be entitled, after the Closing, to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect damages or lost profits, including any Damages on account of lost opportunities, loss of revenue, income or profits, or diminution in value of assets or securities (it being understood that Damages shall not include any event that does not result in a claim for an immediate actual payment, including the reduction of Tax loss carryforwards), and (ii) in calculating Damages, no provision or adjustment shall be made for any multiple of earnings, increase factor, or any other premium over book or historical value which may have been paid by Buyer for the Shares, whether or not such multiple, increase factor or other premium had been used by Buyer at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Shares or its final purchase price for the Shares; provided, however, that nothing herein shall prevent any member of the Seller Group or Buyer Group from being indemnified pursuant to Article IX for all components of awards against them in claims by third parties for which indemnification is provided pursuant to Article IX, including special, exemplary, punitive, consequential, incidental or indirect damages or lost profits components of such claims.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Parent and Seller. Following the Closing and subject to the terms and conditions of Article VIII and this Article IX, Parent and Seller will jointly and severally indemnify, defend and hold harmless the Buyer Group from and against any and all Damages actually incurred by the Buyer Group based upon or arising out of (a) any breach of any representation or warranty made by the Company, Parent, or Seller contained in Article III or Article IV after giving effect to any supplements delivered in accordance with Section 6.11, (b) any breach by Parent or Seller of any of its covenants contained herein, and (c) the Retained Claims (in accordance with Section 9.8). Notwithstanding the foregoing, unless specifically provided for in Annex I and except for Benefit Plan Taxes, none of the provisions of this Article IX shall apply to any claim for indemnification for Taxes (and related Damages) and such claims shall be governed by Annex I.

Section 9.2 Indemnification by Buyer. Following the Closing and subject to the terms and conditions of Article VIII and this Article IX, the Buyer Group will indemnify, defend and hold harmless the Seller Group from and against any and all Damages actually incurred by the Seller Group based upon or arising out of (a) any breach of any representation or warranty made by Buyer contained in Article V, (b) any breach by Buyer of any of its covenants or agreements contained herein, (c) any Company Financial Assurance Instruments or Seller Credit Support Obligations issued in connection with the business of the Company Group that remains outstanding after the Closing Date, including (i) as a result of Parent, Seller, or any of their Affiliates being required to make any payment thereunder, and (ii) all of Parent’s and Seller’s costs and expenses of continuing to maintain such Company Financial Assurance Instruments or Seller Credit Support Obligations after the Closing Date, (d) any claim or suit brought against the Seller Group at any time on or after the Closing Date relating to actions taken by Buyer or any member of the Company Group on or after the Closing Date, including any claim or suit under the WARN Act to the extent of Buyer’s obligation to indemnify the Seller Group pursuant to Section 6.10 or any other requirement under applicable Law which relates to actions taken by Buyer or the Company Group, at any time on or after the Closing Date, with regard to any site of employment or one or more facilities or operating units within any site of employment of Buyer or the Company Group, and (e) the ownership or operation by Seller after the Closing and prior to the Delayed Closing Date of the NJDEP Subsidiaries (except to the extent attributable to the gross negligence or willful misconduct of Seller). Any party providing indemnification pursuant to this Article IX is referred to herein as an “Indemnifying Party”, and any party seeking indemnification pursuant to this is referred to herein as an “Indemnified Party”.

Section 9.3 Certain Limitations.

(a)(i) The representations and warranties of Parent and Seller contained in Section 3.1 (first two sentences), Section 3.2(i), Section 3.3 and Section 3.18, and the representations and warranties of Parent and Seller contained in Article IV (collectively, the “Fundamental Representations”), shall survive the Closing until the ten (10) year anniversary of the Closing Date. The representations and warranties of Parent and Seller contained in Section 3.11 shall survive the Closing for a period of eighteen (18) months following the Closing Date. The remaining representations and warranties of Parent and Seller contained in Article III shall survive the Closing until the twelve (12) month anniversary of the Closing Date.

(ii) The representations and warranties of Buyer contained in Article V shall survive the Closing until the three (3) year anniversary of the Closing Date.

(iii) The covenants contained in (i) Section 6.1, Section 6.6, and Section 6.11 shall survive the Closing until the twelve (12) month anniversary of the Closing Date, and (ii) subject to clause (i), all other covenants contained in Article VI shall survive the Closing until the ten (10) year anniversary of the Closing Date.

(iv) The agreements and covenants set forth in Article IX and Article XI shall survive in accordance with the terms thereof and if no time period is specified (including indefinitely), for the applicable statute of limitations.

(b) The obligations to indemnify and hold harmless pursuant to Section 9.1 and Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 9.3(a), except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). Buyer shall not be entitled to be indemnified from or held harmless against any Damages pursuant to the terms of Section 9.1 unless Buyer delivers written notice of its claim for indemnification to Parent and Seller pursuant to Section 11.3 on or prior to the dates set forth in Section 9.3(a). Buyer shall not be entitled to make a claim for any Damages resulting from the Retained Claims other than pursuant to Section 9.1(c). Seller shall not be entitled to be indemnified from or held harmless against any Damages pursuant to the terms of Section 9.2 unless Seller delivers written notice of its claim for indemnification to Buyer pursuant to Section 11.3.

(c) Buyer shall not be entitled to recover Damages pursuant to Sections 9.1(a) or 9.1(b): (i) until the total amount of Damages which Buyer would recover under such sections, but for this Section 9.3(c), exceeds $10,000,000 (the “Deductible Amount”), in which case Buyer shall only be entitled to recover Damages in excess of such amount and (ii) arising out of any single act, omission, event or circumstance (or series of related acts, omissions, events or circumstances) unless such Damages equal or exceed the Per Occurrence Amount, and no Damages less than the Per Occurrence Amount shall be aggregated for purposes of this Section 9.3(c).

(d) The maximum Liability of Parent and Seller with respect to Damages indemnifiable pursuant to Sections 9.1(a) and 9.1(b) other than as a result of a breach of a Fundamental Representation shall be $95,000,000. The maximum Liability of Parent and Seller with respect to Damages indemnifiable pursuant to Section 9.1(a) as a result of a breach of a Fundamental Representation shall be the Purchase Price.

(e) Buyer shall not be entitled to indemnification pursuant to Sections 9.1(a) or 9.1(b) for any Damages to the extent that (i) prior to the date hereof the Company Group recorded a reserve in their consolidated books and records with respect to such Damages or in a general category of items or matters similar in nature to the specific items or matters giving rise to such Damages, (ii) such Damages were taken into account in the determination of the Closing Net Company Debt or Closing Net Working Capital pursuant to Section 2.7, (iii) Buyer could have, with commercially reasonable efforts, mitigated or prevented such Damages, or (iv) such Damages resulted from or are magnified by the action or inaction of Buyer after the Closing.

(f) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties and any Tax benefit available to any such Indemnified Party or its Affiliates arising in connection with the ability to deduct the accrual, incurrence or payment of any such Damages (to the extent not taken into account in the computation of the Loss, determined taking into account Tax consequences of receiving the indemnity payment) (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). For purposes of determining the timing and amount of a Tax benefit, the Indemnified Party shall be deemed to realize a 30 percent net Tax benefit at the time the indemnification payment is made. Buyer shall use commercially reasonable efforts to recover any Damages against insurers under any insurance policies or other third parties with respect to any contractual rights of indemnification, reimbursement, offset or recovery against such third parties; provided, however, that to the extent Buyer does not exhaust its remedies available against such insurers or third parties, Seller shall be subrogated to the rights of the Buyer Group (including the Company Group) against such insurers or third parties and Seller’s obligations under this Article IX shall not be diminished. If any Indemnified Party receives any

Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Parent, Seller, and Buyer, as appropriate, will, or will cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement.

(g) Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under Section 6.9, Article IX and Annex I shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages.

(h) In no event shall any Indemnified Party be entitled to indemnification hereunder for any Damages arising out of or in connection with a change or development in Law after the Closing Date, including, without limitation, in any accounting requirement, policies or practices, or Environmental Laws and Environmental Permits or any change or development in the enforcement thereof. There shall be no obligation for Damages or for indemnification if the claim is based upon or arises out of action taken or omission by Buyer or the Company Group after the Closing Date, including actions constituting the continuation of business or operating practices or the business model of the Company Group in effect prior to the Closing.

(i) Unless otherwise required by applicable Law, the Parties shall treat any indemnity payment made under this Article IX or Annex I as an adjustment to the Purchase Price for Tax purposes.

(j) Notwithstanding anything to the contrary contained herein, none of the limitations set forth in Section 9.3(a) through (d), inclusive, shall apply in the case of any claim that is based on or arises out of fraud.

Section 9.4 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim within five (5) Business Days (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party if (i) the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above following a reasonable period of time to provide such notice) or (ii) if the Indemnifying Party is a party in the applicable Action and the Indemnified Party has been advised by counsel (which may be internal counsel) that joint representation of the Indemnifying Party and the Indemnified Party by the same counsel in respect of such Action is inappropriate because of a conflict of interest. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party is conducting the defense of the Third Party Claim and there shall not exist any conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Section 9.4.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim and provided that such settlement does not impose any material non-monetary restrictions or material obligations on the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim will be asserted by reasonably prompt written notice (but in any event within the relevant period specified in Section 9.3(a)) given by the Indemnified Party to the Indemnifying Party.

(f) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 9.5 Exclusive Remedy. After the Closing, the remedies set forth in this Article IX and Section 1 of Annex I shall be the sole and exclusive remedy with respect to any and all claims (other than to the extent any such claims are based solely on fraud) relating, directly or indirectly, to the subject matter of this Agreement. In addition, Buyer shall not be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Buyer to the fullest extent permitted under applicable Law. Buyer shall be entitled only to a single recovery for all Damages that arise in connection with the matter giving rise to a breach of representation, warranty or covenant, even if such matter shall involve breaches of multiple representations, warranties and covenants. Without limiting the generality of the foregoing and subject to Article IX and Section 11.4, Buyer, Parent and Seller hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Subsidiaries or Affiliates may have against the other Party or any of its Subsidiaries and Affiliates with respect to the subject matter of this Agreement (other than to the extent any such claims are based solely on fraud), whether arising under or based upon any Federal, state, provincial, local or foreign statute, Law, Environmental Law, ordinance, rule, regulation or common law. Any reference herein with respect to “fraud” shall refer to the law of the State of Delaware, and shall not be deemed to expand or limit any party’s rights under Delaware law, which rights are not being modified or waived by this Agreement.

Section 9.6 Mitigation. Buyer, Parent and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

Section 9.7 Certain Environmental Limits.

(a) Parent and Seller shall have no obligation to Buyer for any Damages under Sections 9.1(a) or 9.1(b) to the extent that such Damages result from or would not have arisen but for:

(i) Buyer undertaking any drilling and sampling of the Environment other than (1) as required by Environmental Law or Environmental Permit, or (2) as agreed in writing by Parent or Seller, which agreement shall not be unreasonably withheld in connection with activities undertaken in the ordinary course of business for purposes unrelated to any Environmental Law or Environmental Permit; or

(ii) any change of the use or operation of any property or facility after the Closing, including any cessation, closure or close down of the operations or relevant facility on the premises or development of new buildings, installations, improvements or infrastructure on the premises, or as a change in existing buildings, installations, improvements or infrastructure to a use requiring heightened environmental protection; or

(iii) any solicitation after the Closing by Buyer or the Company Group for any Governmental Authority to undertake investigations or to require investigation or remediation, but without prejudice to the right of Buyer to comply with Environmental Laws, including with respect to Releases or threatened Releases which Buyer is required to report or disclose pursuant to Environmental Laws.

(b) Parent and Seller shall have no obligations to Buyer under Sections 9.1(a) or 9.1(b) for Damages (i) that relate to works on a property or facility to the extent that such Damages arise out of or result from works which exceed the standards necessary to (A) bring a condition into compliance with Environmental Law or Environmental Permits or (B) satisfy the requirements of an applicable Governmental Authority, or (ii) result from, or to the extent such Damages are increased as a result of, any Environmental Law which is not binding and in effect as of the date hereof, or any Environmental Permit that is not required to be in effect as of the date hereof.

(c) Subject to the provisions of Section 9.4, Parent and Seller shall have the power and right, but not the obligation, to direct, manage and control, and take such actions as are reasonably necessary in connection with, any defense, Remedial Action or other resolution of any claim, event or condition involving the Environment which is subject to indemnification under Sections 9.1(a) or 9.1(b), and Buyer shall provide Parent and Seller with access to any property or facility reasonably necessary for Parent and Seller to exercise its rights under this Section 9.7(c); provided that Seller shall (i) keep Buyer fairly and reasonably advised throughout any such defense or Remedial Action, (ii) comply with all applicable Laws (including, without limitation, Environmental Laws), (iii) carry out such works at the property or facility in a manner that will not unreasonably interfere with the operations or business thereon or compromise the safety of the property or facility or any Person at the property or facility, (iv) restore the property or facility to its condition existing immediately prior to the commencement of Seller’s work, unless otherwise agreed by Buyer and Seller, and (v) furnish or cause to be furnished to Buyer certificates of insurance evidencing coverage maintained by Seller’s agents, employees, independent contractors, subcontractors, suppliers or environmental consultants who are performing the work at the property or facility, which coverage shall be reasonable and customary for the type of work being performed at the property or facility.

Section 9.8 Retained Claims.

(a) Control of Retained Claims. Parent and Seller shall retain control over and continue the defense of the Retained Claims, at Parent’s and Seller’s cost and expense. The general counsel of Parent and Seller shall continue to manage and supervise the defense of the Retained Claims with Burr Forman LLP or another firm reasonably acceptable to Buyer, together with any local or other counsel referenced in the pleadings (the “Case Counsel”). Fees and expenses of the Retained Claims, including fees and expenses of the Case Counsel and other outside counsel engaged to represent the

Company, consultants and experts, shall be paid by Parent and Seller as incurred. Seller shall consult with Buyer and obtain Buyer’s approval (which shall not be unreasonably withheld) with respect to any “safe harbor” or similar provision that would benefit the Business and that Seller or the Company determines to propose or include in the Settlement in respect of future claims for the types of fees at issue in the Retained Claims.

(b) Procedures. The provisions of Section 9.4 shall govern the Retained Claims.

(c) Post-Closing Actions of Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not be entitled to indemnification with respect to any Damages (1) associated with post-Closing periods, including Damages resulting from changes in the business model of any member of the Company Group, whether made as a result of the Retained Claims or not, or (2) associated with Buyer’s fees and expenses in its participation in the Retained Claims. During the Settlement Period and after the Closing Date, Buyer shall not engage in any conduct that interferes with, impairs, or prejudices Parent’s and Seller’s negotiation, implementation, management or administration of the Settlement.

(d) Privileges. The Company Group, Parent, Seller, and Buyer shall cooperate and take such measures as may be necessary to preserve the attorney-client privilege, attorney work product, joint defense privilege, common interest privilege and other privileges applicable to the prosecution or defense of Retained Claims.

(e) Actions against Parties; Notification. Buyer shall give notice as promptly as reasonably practicable to Parent and Seller of any future legal proceedings threatened or commenced against it or the Company Group which are included in the definition of Retained Claims, but failure to so notify Parent and Seller shall not relieve Parent or Seller from any liability hereunder to the extent Parent or Seller is not actually prejudiced as a result thereof, and in any event shall not relieve Parent or Seller from any liability which it may otherwise have on account of Section 9.1(c). Any such future legal proceedings shall be handled consistently with Section 9.8(a) to Section 9.8(d) above.

(f) Reversion of Settlement Payments. Parent and Seller shall be entitled to any Settlement Amounts or any other adjudicated or settlement payments in excess of the distributed claims payments to class members, or any other amounts described in any judicial order or opinion covering the Retained Claims (“Reversion Amounts”). If any Reversion Amounts are reimbursed to Buyer or the Company Group, such reimbursed amounts shall revert to, and be the property of, Parent and Seller, and Buyer shall promptly pay such reimbursed amounts to Parent or Seller.

(g) Survival. The provisions of this Section 9.8 shall survive the Closing and will remain in force indefinitely.

ARTICLE X

TERMINATION

Section 10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent, Seller, and Buyer;

(b) by either Parent and Seller, on the one hand, or Buyer, on the other hand, by giving written notice to the other Parties if the Closing shall not have occurred by the Termination Date, as extended; provided that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Parent and Seller, on the one hand, or Buyer, on the other hand, by giving written notice to the other Parties if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable;

(d) by Buyer (provided that Buyer is not then in material breach of any representation or warranty, or material covenant contained herein), if there shall have been a material breach of any of the representations or warranties, or material covenants of Parent or Seller set forth in this Agreement, which breach would constitute, either individually or in the aggregate, if occurring on the Closing Date, the failure of the conditions set forth in Sections 7.3(a) or 7.3(b) ( a “Seller Terminating Breach”); provided that if, (x) within ten (10) Business Days following receipt by Seller of written notice from Buyer specifying the nature of the Seller Terminating Breach in reasonable detail (the “Seller Breach Notice”), Seller delivers to Buyer a notice outlining the manner in which, and the time within which, such Seller Terminating Breach shall be, or is reasonably likely to be, cured such that a Seller Terminating Breach shall no longer be continuing (a “Seller Cure Plan”), and (y) within 30 days following receipt by Seller of the Seller Breach Notice, Parent or Seller commences implementation of the actions described in such Seller Cure Plan and continues to exercise its reasonable best efforts to cure such Seller Terminating Breach such that a Seller Terminating Breach shall no longer be continuing, Buyer may not terminate this Agreement under this Section 10.1(d) until the Termination Date; provided further that Buyer’s right to terminate pursuant to this Section 10.1(d) shall lapse if and when such Seller Terminating Breach is cured such that the Seller Terminating Breach is no longer continuing and Parent and Seller are otherwise no longer in breach, which breach would give rise to a right of termination under this Section 10.1(d); or

(e) by Parent and Seller (provided that Parent and Seller are not then in material breach of any representation or warranty, or material covenant contained herein), if there shall have been a material breach of any of the representations or warranties, or material covenants of Buyer set forth in this Agreement, which breach would constitute, either individually or in the aggregate, if occurring on the Closing Date, the failure of the conditions set forth in Sections 7.2(a) or 7.2(b) ( a “Buyer Terminating Breach”); provided that if, (x) within ten (10) Business Days following receipt by Buyer of written notice from Seller specifying the nature of the Buyer Terminating Breach in reasonable detail (the “Buyer Breach Notice”), Buyer delivers to Seller a notice outlining the manner in which, and the time within which, such Buyer Terminating Breach shall be, or is reasonably likely to be, cured such that a Buyer Terminating Breach shall no longer be continuing (a “Buyer Cure Plan”), and (y) within 30 days following receipt by Buyer of the Buyer Breach Notice, Buyer commences implementation of the actions described in such Buyer Cure Plan and continues to exercise its reasonable best efforts to cure such Buyer Terminating Breach such that a Buyer Terminating Breach shall no longer be continuing, Parent and Seller may not terminate this Agreement under this Section 10.1(e) until the Termination Date; provided further that Parent’s and Seller’s right to terminate pursuant to this Section 10.1(e) shall lapse if and when such Buyer Terminating Breach is cured such that the Buyer Terminating Breach is no longer continuing and Buyer is otherwise no longer in breach, which breach would give rise to a right of termination under this Section 10.1(e).

Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Subsidiaries and Affiliates in respect thereof, except that (a) the obligations of Buyer, Parent and Seller under Section 6.5 (Public Announcements) and Article XI of this Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for damages incurred or suffered by the other Party for any breach of an obligation or covenant or willful breach of a representation or warranty contained in this Agreement prior to termination to the extent such breach resulted in the failure of the Closing to occur. For the avoidance of doubt, the Parties understand and agree that any termination of this Agreement shall be without prejudice to, and shall not affect, any and all rights to damages that any Party may have hereunder or otherwise under applicable Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Parties in Interest. Except as provided in Section 6.9, Section 11.13 and in this Section 11.1, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.

Section 11.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Parent or Seller:	Veolia Environmental Services North America Corp. 200 E. Randolph Street, Suite 7900 Chicago, Illinois 60601 Attn.: General Counsel Facsimile: (312) 552-2866 E-mail: michael.slattery@veoliaes.com

with copies to:	Veolia Propreté 169 avenue Georges Clémenceau 92735 Nanterre Cedex, France Attn.: General Counsel Facsimile: +33 1 71 75 06 86 E-mail: bruno.masson@veolia.com

and

Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Attn.: Elizabeth C. Kitslaar Facsimile: (312) 782-8585 E-mail: ekitslaar@jonesday.com

If to Buyer:

Star Atlantic Waste Holdings II, L.P.

c/o Advanced Disposal Services, Inc.

7915 Baymeadows Way, Suite 300

Jacksonville, Florida 32256

Attn.: General Counsel

Facsimile: (904) 493-3041

E-mail: cmills@advanceddisposal.com

with a copy to:

Star Atlantic Waste Holdings II, L.P.

c/o Highstar Capital

277 Park Avenue, 45th Floor

New York, New York 10172

Attn.: General Counsel

Facsimile: (646) 857-8848

E-mail: scott.litman@highstarcapital.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or electronic mail (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1)  Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. Notwithstanding anything to the contrary contained herein, Sections 11.13(a), 11.13(b) and this Section 11.4 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 11.13(a), 11.13(b) and this Section 11.4) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Source Parties.

Section 11.5 Exhibits and Disclosure Schedule.

(a) All Exhibits, Annexes, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all

Schedules and Exhibits to this Agreement and the Disclosure Schedule) to which the applicability of the disclosure is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto.

(b) Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would have a Material Adverse Effect on the Company Group or Buyer.

Section 11.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.8 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer acknowledges that none of Parent, Seller, or any of their Subsidiaries and Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company Group and Affiliates, the Shares or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer, whether on behalf of Parent, Seller, the Company or such other Persons, including as to the probable success or profitability of the Company Group after the Closing. Neither Parent, Seller, nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, document or material made available to Buyer as part of the Data Room or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.

Section 11.9 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits, Annexes and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 11.11 Expenses. Unless otherwise provided herein, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it in connection with the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Buyer shall be obligated to pay any and all costs of any audit of any member of the Company Group as may be required to enable Buyer to obtain any financing or complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 11.11 will survive the Closing and will remain in force indefinitely.

Section 11.12 Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 11.13 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York sitting in New York County and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties agrees that it will not bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the state courts of the State of New York sitting in New York County, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.3 will be effective service of process for any Action, suit or proceeding in Delaware or New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentences. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in (i) state courts of the State of New York sitting in New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE

ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, OR ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AGAINST ANY FINANCING SOURCE PARTIES OR THEIR AFFILIATES.

(c) The Financing Source Parties shall be third-party beneficiaries of, and shall be entitled to rely on and enforce, the provisions of this Section 11.13.

Section 11.14 Specific Performance. Notwithstanding anything to the contrary contained herein, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.16 Waiver of Conflicts. Recognizing that Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, and Burr & Forman LLP have acted as legal counsel to Parent, Seller, their Affiliates and the Company Group prior to the Closing, and that Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, and Burr & Forman LLP intend to act as legal counsel to Parent, Seller and their Affiliates (which will no longer include the Company Group) after the Closing, each of Buyer and the members of the Company Group hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, or Burr & Forman LLP representing Parent, Seller, and/or their Affiliates after the Closing as such representation may relate to Buyer, any member of the Company Group or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Parent, Seller, their Affiliates or any member of the Company Group and Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, or Burr & Forman LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Parent, Seller, and their Affiliates (and not the Company Group). Accordingly, the Company Group shall not have access to any such communications, or to the files of Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, or Burr & Forman LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Parent, Seller, and their Affiliates (and not the Company Group) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no member of the Company Group shall be a holder thereof, (ii) to the extent that files of Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, or Burr & Forman LLP in respect of such engagement constitute property of the client, only Parent, Seller, and their Affiliates (and not the Company Group) shall hold such property rights and (iii) Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, and Burr & Forman LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any member of the Company Group by reason of any attorney-client relationship between Jones Day, Cleary Gottlieb Steen & Hamilton LLP, Baker & McKenzie LLP, Crowell & Moring LLP, and Burr & Forman LLP, on the one hand, and any member of the Company Group, on the other hand.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA CORP.

By:	/s/ Jérôme Le Conte
Name:	Jérôme Le Conte
Title:	Authorized Representative

VES SOLID WASTE HOLDING, LLC

By:	/s/ Jérôme Le Conte
Name:	Jérôme Le Conte
Title:	Authorized Representative

STAR ATLANTIC WASTE HOLDINGS II, L.P.

By:	STAR ATLANTIC GP, INC., its General Partner

	By:	/s/Chris Beall
	Name:	Chris Beall
	Title:	Authorized Representative

Annex I

Special Tax Provisions

Section 1 Tax Indemnification.

(a) From and after the Closing Date, Parent and Seller shall indemnify and defend Buyer, its Affiliates and each member of the Company Group (each, a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) against and hold the Tax Indemnified Buyer Parties harmless from any and all of the following Taxes and related Damages (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered (or assumed) by any member of the Company Group on or prior to the Closing Date, or for any other reason) actually incurred (each a “Tax Loss” and collectively, the “Tax Losses”), subject to the limitations in Section 9.3(f) of the Agreement, in respect of: (i) Taxes of any member of the Company Group attributable to taxable periods ending on or before the Closing Date or allocable under Section 5 of this Annex I to the portion of any Straddle Period ending on the Closing Date (“Pre-Closing Taxes”, and such periods (and portions thereof), collectively, the “Pre-Closing Taxable Period”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member on or prior to the Closing Date (including the Affiliated Group), including such Taxes that any member of the Company Group is liable for under Treas. Reg. § 1.1502-6 or comparable provision of foreign, state or local Law; (iii) Taxes resulting from (A) a breach of a representation or warranty contained in Section 3.8 (Tax Matters) (in each case construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language) or (B) a breach of a covenant or other agreement of the Seller contained in this Annex I or Section 6.1(a)(ii)(N); (iv) Seller’s allocable share of all Transfer Taxes as determined under Section 8 of this Annex I; (v) Taxes resulting from any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (A) was included in the computation of Net Working Capital or Net Company Debt as finally determined or (B) gave rise to a payment to, or for the benefit of Seller under Section 6 of this Annex I; (vi) Taxes resulting from the Pre-Closing Transactions; and (vii) Taxes incurred by Buyer, or any of its Affiliates with respect to any income of any member of the Company Group that is a “controlled foreign corporation” or partnership for U.S. federal Income Tax purposes which was realized in its year including the Closing Date, but is attributable to the portion of such year that ends on the Closing Date (computed assuming each member of the Company Group had a year that ended as of the end of the Closing Date); provided, however, that Parent and Seller shall not be liable for (x) any Taxes to the extent reserved for as an Included Current Liability in the computation of Net Working Capital, as finally determined (or in the case of Income Taxes, to the extent included in the computation of Net Company Debt, as finally determined); (y) any Taxes imposed on any member of the Company Group as a result of transactions occurring on the Closing Date that are outside the ordinary course of business and not contemplated by this Agreement and properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; or (z) any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Buyer’s late filing or lack of cooperation as required by Section 3(c) of this Annex I that causes late filing by Parent or Seller of any Tax Return of a member of the Company Group due after the Closing Date (after taking into account all appropriately requested extensions made by Parent, Seller or a member of the Company Group prior to the Closing Date) or late payment of any Taxes shown as due on such Tax Return (unless such late filing or payment is attributable to a breach of a covenant by Seller or Parent or representation or warranty with respect to any member of the Company Group by the Seller or Parent).

(b) From and after the Closing Date, Buyer shall indemnify and defend Parent, Seller, and their Affiliates, and hold them harmless against the following Taxes: (i) Taxes of any member of the Company Group for a taxable period, or portion of the Straddle Period for which Buyer is responsible pursuant to Section 5 of this Annex I, (other than to the extent such Taxes are to be paid or otherwise indemnified by Parent of Seller under Section 1(a) of this Annex I); (ii) Buyer’s allocable share of all Transfer Taxes as determined under Section 8 of this Annex I; (iii) Taxes as a result of transaction occurring on the Closing Date that are outside of the ordinary course of business and not contemplated by this Agreement and properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; (iv) Taxes to the extent reserved for as an Included Current Liability in the computation of the Net Working Capital, as finally determined (or in the case of Income Taxes, included in the computation of Net Company Debt, as finally determined); and (v) any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Buyer’s late filing or lack of cooperation as required by Section 3(c) of this Annex I that causes late filing by Parent or Seller of any Tax Return of any member of the Company Group due after the Closing Date (after taking into account all appropriately requested extensions made by Parent, Seller or member of the Company Group prior to the Closing Date) or a late payment of any Taxes shown as due on such Tax Return (other than to the extent such Taxes are to be indemnified by Parent or Seller under Section 1(a) of this Annex I).; provided, however, Buyer shall not have any obligation under any provision of this Annex I for any interest or penalties imposed or assessed, or Tax Losses incurred, to the extent attributable to Parent, Seller, or any of their Affiliates late filing of any Tax Return or late payment of any Taxes shown as due on such Tax Return, other than as a result of a lack of cooperation by Buyer as required by Section 3(c) of this Annex I.

Section 2 Tax Indemnification Procedures.

(a) After the Closing, Buyer shall promptly (and in any event within sixteen (16) calendar days) notify Seller in writing of any demand, claim or notice of the commencement of an audit received by Buyer from any Governmental Authority or any other Person with respect to Taxes for which Parent or Seller may be liable pursuant to Section 1 of this Annex I; provided, however, that a failure to give such notice will not affect Buyer’s rights to indemnification under this Annex I, except to the extent that the failure to notify Seller adversely affects Parent, Seller, or their ability to adequately defend a Contest (as defined in Section 3 of this Annex I) in respect of such Taxes.

(b) Payment by an indemnitor of any amount due to an indemnitee under this Annex I shall be made within twenty (20) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority (whether in connection with a Tax Return or the imposition or assessment by the Governmental Authority) or applicable third party (for this purpose, Taxes shall be due to a Governmental Authority if the Taxes are being contested but as part of contesting such Tax, it is required, or it is decided by Seller as part of controlling a relevant Contest (or if agreed to by Seller (which shall not be unreasonably withheld, delayed or conditioned), if the Contest is being controlled by Buyer) to pay (in whole or in part) the subject Taxes prior to, or during, the course of such Contest). In the case of a Tax that is contested in accordance with the provisions of Section 3 of this Annex and for which payment is stayed until a date no earlier than the date of a “final determination,” payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Tax authority or a court. For this purpose, a “final determination” shall include a settlement, compromise, or other agreement with the relevant Tax authority, whether contained in an Internal Revenue Service Form 870 or other comparable form or otherwise, or other document or agreement, such as a closing agreement with the relevant Tax authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement or other document that constitutes a “determination” under Section 1313(a) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax authority or a court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

Section 3 Tax Audits and Contests; Cooperation.

(a) Parent and Seller shall have the right to settle and control the conduct, through counsel of its own choosing at its own expense, of any audit or administrative, judicial or other proceeding involving any asserted Tax liability or refund with respect to any member of the Company Group (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to any taxable period ending on or prior to the Closing Date; provided, however, to the extent the Contest does not relate to an Affiliated Group Tax Return, Buyer shall have the right to participate, at their own expense, in such Contest (and Seller shall keep Buyer reasonably informed of the progress of such Contest and shall consult with Buyer before taking any significant action in connection therewith). Parent and Seller shall not settle or compromise any such Contest in a manner which adversely affects the Tax liability of Buyer or the Company Group (to the extent Buyer or the Company Group may be required to make any payment for such Tax liability that is not fully indemnified by Parent and Seller) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and Seller may decline to control any such Contest by providing Buyer with a written notice of such decision, provided that such decision shall not impact Parent’s or Seller’s obligation for any Tax Losses with respect to such Contest. Notwithstanding the foregoing, if any Contest relates to an Affiliated Group Tax Return, Parent and Seller shall have the sole right to control and settle such Contest, provided, Parent and Seller shall keep Buyer reasonably informed to the extent such Contest relates to Taxes or Tax matters of any member of the Company Group.

(b) In the case of a Contest that relates to a Straddle Period (as defined in Section 5 of this Annex I), Buyer shall control the conduct of such Contest, but Parent and Seller shall have the right to participate in such Contest at Parent’s and Seller’s own expense. With respect to a Contest that relates to a Straddle Period controlled by Buyer, neither Buyer nor the Company shall settle or compromise any such Contest to the extent it would result in a Tax that Parent or Seller is obligated to pay or indemnify for under this Annex I without the prior written consent of Parent and Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Buyer, the Company, Parent and Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Affiliated Group or any member of the Company Group; (ii) reasonably assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Affiliated Group or any member of the Company Group (whether or not a Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Affiliated Group or of any member of the Company Group; (iv) provide any information necessary or reasonably requested to allow Buyer or any member of the Company Group to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) reasonably make available, upon request and during mutually convenient normal business hours, personnel with knowledge relevant to any Tax matter or contest involving the Affiliated Group or any member of the Company Group.

(d) Each of the Parties shall (a) use its reasonable best efforts to properly retain and maintain the tax and accounting records of and relating to the Company and its Subsidiaries that relate to Pre-Closing Taxes until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (ii) six (6) years following the due date (including allowed extensions) for such Tax Returns and shall thereafter provide each other with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to Seller upon its written request prior to any such destruction, abandonment or disposition; and (c) allow the other Party and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as reasonably necessary for the filing of Tax Returns or the conduct of a Contest. Any information obtained under this Section 3(d) of this Annex I shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest.

(e) This Section 3 of this Annex I (and not Section 9.4) shall govern with respect to any Tax matters.

Section 4 Preparation of Tax Returns and Payment of Taxes.

(a) Seller, at its sole cost and expense, shall prepare and timely file (or have prepared and cause to be timely filed) all Tax Returns of any member of the Company Group due under applicable Law prior to the Closing Date and all Income Tax Returns (other than Straddle Period returns) of any member of the Company Group for any Pre-Closing Taxable Period that are required to be filed by applicable Law after the Closing Date. All Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by Law. Seller shall make available to Buyer for its review such Tax Returns, other than Affiliated Group Tax Returns, no later than fifteen (15) days prior to the filing of such Tax Returns. Such Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the members of the Company Group.

(b) Except as provided in Section 4(a) of this Annex I, Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns that are required to be filed with respect to any member of the Company Group that are due after the Closing Date (including all Tax Returns for Straddle Periods) and shall, subject to Buyer’s and the Tax Indemnified Party’s right to indemnification for Tax Losses, remit any Taxes shown as due in respect of such Tax Returns. To the extent relating to a Pre-Closing Taxable Period, such Tax Returns shall be prepared on a basis consistent with existing procedures, practices, and accounting methods of the members of the Company, unless otherwise required by Law. Buyer shall deliver any Income Tax Return for a Straddle Period or any other Tax Return that is required under this Section 4(b) of this Annex I that shows a Tax that the Seller or Parent is required to pay or indemnify under this Annex I for Seller’s review as soon as reasonably practical but in any case at least fifteen (15) days prior to the date on which such return is required to be filed and Buyer shall incorporate any reasonable comments of Seller to such Tax Returns prior to filing.

(c) Unless required by Law or a determination of a Governmental Authority that is final, neither Buyer nor any of its Affiliates shall (or shall cause or permit any member of the Company Group), without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, take any action (including, without limitation, making or changing any Tax election of or with respect to any member of the Company Group that is attributable to any Pre-Closing Tax Period or Straddle Period, amending, re-filing or otherwise modifying (or granting an extension of any applicable statute of limitations with respect to any Pre-Closing Tax Period or Straddle Period) any Tax Return of any member of the Company Group that relates or is attributable to any Pre-Closing Tax Period or Straddle Period) that could result in any increased Tax liability of any member of the Company Group (or Seller or any of its Affiliates) or a reduction in any Tax asset in respect of a Pre-Closing Tax Period or Straddle Period.

(d) Unless otherwise required by Law, Parent and Seller agree that none of the Employee Stay Bonuses payments have accrued for Income Tax purposes as of the Closing Date, and neither Parent nor Seller shall (and neither Parent nor Seller shall allow any member of the Affiliated Group to) claim any deductions for Income Tax purposes with respect to the Employee Stay Bonuses.

Section 5 Straddle Periods.

For purposes of this Agreement, in the case of any Taxes of any member of the Company Group that are payable with respect to any taxable period that begins before or on and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, purchase, transfer or assignment or any deemed sale, purchase, transfer or assignment of property (real or personal, tangible or intangible) including withholding Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes other than those described in clause (i) above, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided that Buyer shall pay the amount of Taxes of any member of the Company Group that are incurred solely as a result of any transactions relating to the Company and its Subsidiaries undertaken subsequent to the Closing Date that are not in the ordinary course of business and are not contemplated by this Agreement and which are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 6 Refunds.

(a) Subject to Section 6(c) of this Annex I, all refunds of Taxes of any member of the Company Group for any Pre-Closing Taxable Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5 of this Annex I) (whether in the form of cash received from the applicable Governmental Authority or a direct credit against Taxes otherwise payable for any taxable period beginning on the day immediately after the Closing Date (or portion of a Straddle Period beginning on the day immediately after the Closing Date) shall be for the benefit of Seller. Buyer shall cooperate with Seller to claim any refunds that may give rise to payment to Seller under this Section 6 of Annex I, including, to the extent requested by Seller, by filing claims for such refunds. For purposes of this Section 6(a) of this Annex I, to the extent the reserve for Tax liabilities that was included in the computation of Net Working Capital or Net Company Debt as finally determined is in excess of the Taxes actually payable by a member of the Company Group following the Closing for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined under Section 5 of this Annex I), such excess shall be treated as a refund received on the date the Tax Return of the Company Group is filed showing the reduced Taxes; provided, however, that to the extent such excess is paid to Seller in accordance with this Section 6 of this Annex I, the amount of the Taxes included in the computation of the Net Working Capital or Net Company Debt, as finally determined, for purposes of Section 1 of this Annex I shall be reduced by the amount of such payment.

(b) To the extent Buyer or any member of the Company Group receives a refund that is for the benefit of Seller, Buyer shall pay to Seller the amount of such refund (without interest other than interest received from the Governmental Authority), net of any Taxes (including withholding Taxes and Income Taxes that would be imposed on the immediate repatriation of cash equal to the amount of any refund received by a member of the Company Group not organized under the Laws of the United States to the United States) and any reasonable out-of-pocket expenses that Buyer or any member of the Company Group or any of its Affiliates incur with respect to such refund (and related interest). The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit).

(c) Nothing in this Section 6 of this Annex I shall require Buyer to make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer, Company, and its Subsidiaries) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period beginning on the day immediately after the Closing Date (or portion of any Straddle Period beginning on the day immediately after the Closing Date); (ii) any refund of Tax attributable to taxable years or periods beginning after the Closing Date to the extent Seller has not indemnified Buyer, Company, or the applicable Subsidiary for such Taxes; (iii) any refund for Tax that is reflected as an Included Current Asset on the Net Working Capital, as finally determined, or included in the computation of Net Company Debt, as finally determined; (iv) any refund for Tax that gives rise to a payment obligation by any member of the Company Group to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any member of the Company Group on or prior to the Closing Date; or (v) any refund of Buyer’s allocable share of any Transfer Taxes as determined under Section 8 of this Annex I.

(d) All refunds of Taxes of any member of the Company Group to the extent they do not give rise to a payment to Seller under this Section 6 of Annex I and all refunds for Taxes that Buyer has indemnified for under Section 1(b) of Annex I shall be for the sole benefit of Buyer. To the extent Seller or Parent receives a refund of any Tax that is for the benefit of Buyer, Parent and Seller shall pay to Buyer the amount of such refund (without interest other than interest received from a Governmental Authority), net of any Taxes or any reasonable out of pocket expenses that Seller or Parent incur with respect to such refund (or interest). The net amount due to Buyer shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit).

Section 7 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, the parties shall treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for purposes of all Taxes, and the parties agree to file their Tax Returns accordingly.

Section 8 Transfer Taxes. All Transfer Taxes (and refunds thereof) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller and Buyer and their respective Affiliates shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of such Transfer Taxes and shall, as appropriate, execute and deliver all instruments and certificates reasonably necessary to enable the other parties to comply with any filing requirements and Laws relating to any such Transfer Taxes.

Section 9 Termination of Tax Allocation Agreements. Any and all Tax allocation, Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters, between the Company or any of its Subsidiaries, on the one hand, and Parent, Seller, or any of their Affiliates or any other Person, on the other hand, shall be terminated as to any member of the Company Group prior to the Closing Date and, from and after the Closing Date, no member of the Company Group shall be obligated to make any payment pursuant to, or otherwise bound by, any such agreement or arrangement. Nothing in this Section 9 of Annex I or in the Agreement shall prohibit any member of the Company Group from making any payments prior to the Closing Date pursuant to any Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters to the extent such payments reduce the cash and cash equivalents for purposes of computing Net Company Debt, or suspend the effectiveness thereof.

Section 10 Carrybacks. Following the Closing Date, Buyer and the Company shall, to the extent permissible under applicable Law, waive the right to, and shall not, carry back any Income Tax losses, credits or similar items attributable to a member of the Company Group from a taxable period (or portion thereof) beginning after the Closing Date to a taxable year that ends on the Closing Date, except with the prior written consent of Seller.

Section 11 Survival; Limitations.

(a) The obligation to pay or indemnity for Taxes in Section 1 of this Annex I, including Parent’s or Seller’s obligation to pay or indemnify for a Tax as a result of a breach of a representation or warranty in Section 3.8 (Tax Matters), shall survive the Closing and continue in full force and effect until forty-five (45) days following the expiration of the statute of limitations on assessment of the relevant Tax; provided, however, (i) to the extent the Tax is with respect to a contract, such indemnity obligation shall survive for a period that is not less than forty-five (45) days after the obligation to pay or indemnify for such Tax expires pursuant to the terms of the relevant contract and (ii) to the extent the Tax is with respect to an Affiliated Group, the obligation shall survive for a period that is not less than forty-five (45) days after the statute of limitations for collection of such Tax from any Acquired Company expires. All other obligations under this Annex I shall survive until fully performed.

(b) None of the limitations in Article IX (except as set forth in Section 9.3(f)) shall apply to any claims for Tax Losses under this Annex I.

Section 12 Confidentiality. Notwithstanding anything to the contrary in this Annex I, none of Buyer, Parent nor Seller, nor any of their respective Affiliates shall be required to make available to the other party any federal or state consolidated, combined or unitary income Tax Return that includes entities other than the Company and its Subsidiaries. If any of Buyer, Parent or Seller is required to provide any information contained in a Tax Return described in the immediately preceding sentence, the relevant information shall be provided in such format (including pro formas) as may be deemed appropriate by the party required to provide such information acting in good faith.